Municipal Mortgage & Equity, LLC
Consolidated Financial Statements
At and for the Years-Ended December 31, 2009, 2008 and 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Municipal Mortgage & Equity, LLC:

We have audited the accompanying consolidated balance sheets of Municipal Mortgage & Equity, LLC and subsidiaries (the “Company”) as of December31, 2009, 2008 and 2007, and the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the years in the three-year period ended December31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Municipal Mortgage & Equity, LLC and subsidiaries as of December31, 2009, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December31, 2009 , in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has been negatively impacted by the deterioration of the capital markets and has liquidity issues which have resulted in the Company having to sell assets, liquidate collateral positions, post additional collateral, sell or close different business segments and work with its creditors to restructure or extend its debt arrangements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Baltimore, Maryland
December 8, 2010

Municipal Mortgage & Equity, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2009	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$18,084	$41,089	$48,807
Restricted cash	21,762	38,083	43,277
Bonds available-for-sale (includes $1,327,089; $1,405,039 and $1,976,756 pledged as collateral)	1,348,133	1,426,439	2,113,411
Loans held for investment, net of allowance for loan losses (includes $64,714; $113,466 and $157,620 pledged as collateral)	65,958	115,036	163,149
Loans held for sale (includes $61,275; $232,402 and $423,255 pledged as collateral)	64,020	242,306	513,991
Investment in preferred stock	36,857	−	−
Investments in unconsolidated ventures (includes zero; $98,889 and $358,744 pledged as collateral)	66	102,422	397,065
Mortgage servicing rights	−	97,973	95,110
Goodwill and other intangibles, net	−	81,292	111,195
Derivative assets	6,291	11,310	11,423
Other assets	80,034	100,500	119,998
Assets of consolidated funds and ventures (Notes 1 and 20):
Investments in Lower Tier Property Partnerships	499,714	4,501,665	4,800,496
Other assets	128,791	601,883	649,569
Total assets of consolidated funds and ventures	628,505	5,103,548	5,450,065
Total assets	$2,269,710	$7,359,998	$9,067,491

LIABILITIES AND EQUITY
Debt	$1,447,916	$1,758,531	$2,490,871
Guarantee obligations	4,090	18,398	15,780
Accounts payable and accrued expenses	37,453	59,574	72,600
Derivative liabilities	18,449	43,080	45,209
Deferred revenue	7,503	33,797	83,503
Other liabilities	7,725	23,343	31,212
Unfunded equity commitments to investments in unconsolidated ventures	−	82,388	286,091
Liabilities of consolidated funds and ventures (Notes 1 and 20):
Debt	−	430,786	779,121
Unfunded equity commitments to Lower Tier Property Partnerships	43,871	536,811	945,107
Other liabilities	8,576	123,960	107,588
Total liabilities of consolidated funds and ventures	52,447	1,091,557	1,831,816
Total liabilities	$1,575,583	$3,110,668	$4,857,082

Commitments and contingencies

Equity:
Perpetual preferred shareholders’ equity in a subsidiary company, liquidation preference of $173,000 for all years presented	$168,686	$168,686	$168,686
Noncontrolling interests in consolidated funds and ventures (net of $4,286; $804,855 and $1,671,827 of subscriptions receivable)	567,383	3,990,061	3,524,201
Common shareholders’ equity:
Common shares, no par value (40,048,446; 39,177,133 and 39,125,359 shares issued and outstanding and 314,992; 685,807 and 264,514 non-employee directors’ and employee deferred shares issued at December 31, 2009, 2008 and 2007, respectively)	(101,876)	41,684	424,395
Accumulated other comprehensive income	59,934	48,899	93,127
Total common shareholders’ equity (deficit)	(41,942)	90,583	517,522
Total equity	694,127	4,249,330	4,210,409
Total liabilities and equity	$2,269,710	$7,359,998	$9,067,491

The accompanying notes are an integral part of these financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the years-ended December 31,
	2009	2008	2007
REVENUE
Interest income:
Interest on bonds	$95,737	$115,084	$141,580
Interest on loans	14,874	32,554	68,819
Interest on short-term investments	357	1,374	1,639
Total interest income	110,968	149,012	212,038

Fee and other income:
Syndication fees	2,273	8,558	10,448
Asset management and advisory fees	7,490	10,036	5,855
Other income	9,695	11,369	9,965
Total fee and other income	19,458	29,963	26,268

Revenue from consolidated funds and ventures	5,542	6,162	22,813
Total revenue	135,968	185,137	261,119

EXPENSES
Interest expense	79,693	115,590	131,716
Salaries and benefits	21,921	34,749	34,380
General and administrative	13,874	19,257	16,119
Professional fees	19,839	91,232	69,880
Impairment on bonds	41,474	126,936	27,071
Provision for credit losses	1,343	32,864	49,759
Impairment of goodwill and other intangibles	−	−	5,786
Other expenses	20,356	20,173	23,739
Expenses from consolidated funds and ventures	14,507	14,989	17,677
Total expenses	213,007	455,790	376,127

Net (losses) gains on sale of bonds	(3,249)	(14,509)	6,507
Net (losses) gains on loans	(14,527)	(16,480)	3,222
Net gains (losses) on derivatives	2,239	(28,608)	(16,723)
Net (losses) gains on sale of real estate	(960)	5,166	−
Net gains (losses) on early extinguishment of debt	4,821	(626)	3,991
Equity in (losses) earnings from unconsolidated ventures	(1,710)	(666)	4,160
Equity in losses from Lower Tier Property Partnerships	(62,840)	(61,843)	(44,636)
Loss from continuing operations before income taxes	(153,265)	(388,219)	(158,487)
Income tax expense	608	135	3,023
Loss from discontinued operations, net of tax	(226,259)	(485,214)	(412,061)
Net loss	(380,132)	(873,568)	(573,571)
(Income) loss allocable to noncontrolling interests:
Income allocable to perpetual preferred shareholders of a subsidiary company	(9,372)	(9,208)	(9,424)
Net losses allocable to noncontrolling interests in consolidated funds and ventures:
Related to continuing operations	74,731	69,829	42,995
Related to discontinued operations	170,933	439,092	441,808
Net loss to common shareholders	$(143,840)	$(373,855)	$(98,192)

The accompanying notes are an integral part of these financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS – (continued)
(shares in thousands, except per share data)

	For the years-ended December 31,
	2009	2008	2007
Basic and diluted loss per common share:
Loss from continuing operations	$(2.21)	$(8.28)	$(3.26)
(Loss) income from discontinued operations	(1.38)	(1.17)	0.76
Loss per common share	$(3.59)	$(9.45)	$(2.50)

Weighted-average common shares outstanding	40,058	39,553	39,278

The accompanying notes are an integral part of these financial statements

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	For the years-ended December 31,
	2009	2008	2007

Net loss	$(380,132)	$(873,568)	$(573,571)

Other comprehensive income (loss):
Unrealized gains (losses) on bonds available-for-sale:
Unrealized net holding losses arising during the period	(27,663)	(164,656)	(27,181)
Reversal of unrealized gains on sold/redeemed bonds	(2,194)	(6,635)	(7,753)
Reclassification of unrealized losses to income	41,474	126,936	27,071
Reclassification of unrealized (gains) losses due to consolidation of funds and ventures	−	(91)	4
Total unrealized gains (losses) on bonds available-for-sale	11,617	(44,446)	(7,859)
Currency translation adjustment	(582)	218	(39)
Other comprehensive income (loss)	11,035	(44,228)	(7,898)

Comprehensive loss	$(369,097)	$(917,796)	$(581,469)

The accompanying notes are an integral part of these financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF EQUITY
(dollars and shares in thousands)

	Common Shares		Accumulated Other Comprehensive Income (Loss)	Common Shareholders’ Equity	Perpetual Preferred Shareholders’ Equity	Noncontrolling Interest in Consolidated Funds and Ventures	Total
	Number	Amount

Balance, December 31, 2006	38,694	$566,890	$101,025	$667,915	$168,686	$2,639,749	$3,476,350
Net (loss) income	−	(98,192)	−	(98,192)	9,424	(484,803)	(573,571)
Other comprehensive loss	−	−	(7,898)	(7,898)	−	−	(7,898)
Distributions	−	(81,814)	−	(81,814)	(9,424)	(94,658)	(185,896)
Common and deferred shares issued under employee and non-employee director share plans	224	3,300	−	3,300	−	−	3,300
Mark to market activity for liability classified awards previously classified as equity	−	2,325	−	2,325	−	−	2,325
Issuance of common shares related to business acquisition	472	12,969	−	12,969	−	−	12,969
Cumulative effect of a change in accounting principle	−	18,917	−	18,917	−	−	18,917
Contributions	−	−	−	−	−	1,442,031	1,442,031
Net change due to consolidation or disposition	−	−	−	−	−	21,882	21,882

Balance, December 31, 2007	39,390	424,395	93,127	517,522	168,686	3,524,201	4,210,409
Net (loss) income	−	(373,855)	−	(373,855)	9,208	(508,921)	(873,568)
Other comprehensive loss	−	−	(44,228)	(44,228)	−	−	(44,228)
Distributions	−	(13,024)	−	(13,024)	(9,208)	(36,623)	(58,855)
Common and deferred shares issued under employee and non-employee share plans	473	1,405	−	1,405	−	−	1,405
Mark to market activity for liability classified awards previously classified as equity	−	2,763	−	2,763	−	−	2,763
Contributions	−	−	−	−	−	998,017	998,017
Net change due to consolidation or disposition	−	−	−	−	−	13,387	13,387

Balance, December 31, 2008	39,863	41,684	48,899	90,583	168,686	3,990,061	4,249,330
Net (loss) income	−	(143,840)	−	(143,840)	9,372	(245,663)	(380,131)
Other comprehensive income	−	−	11,035	11,035	−	−	11,035
Distributions	−	−	−	−	(9,372)	(14,067)	(23,439)
Common, restricted and deferred shares issued under employee and non-employee director share plans	500	213	−	213	−	−	213
Mark to market activity for liability classified awards previously classified as equity	−	67	−	67	−	−	67
Contributions	−	−	−	−	−	239,475	239,475
Net change due to consolidation or disposition	−	−	−	−	−	(3,402,423)	(3,402,423)

Balance, December 31, 2009	40,363	$(101,876)	$59,934	$(41,942)	$168,686	$567,383	$694,127

The accompanying notes are an integral part of these financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years-ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(380,132)	$(873,568)	$(573,571)
Less net loss attributable to noncontrolling interests	(236,292)	(499,713)	(475,379)
Net loss to common shareholders	(143,840)	(373,855)	(98,192)
Adjustments to reconcile net loss to common shareholders to net cash (used in) provided by operating activities:
Net losses (gains) on sales of bonds and loans	15,569	11,982	(29,516)
Net losses (gains) on sales of real estate and businesses	58,323	(41,251)	(26,328)
Provisions for credit losses and impairment	80,765	351,717	219,333
Equity in losses, net from investments in partnerships	198,430	384,517	361,703
Net losses allocable to noncontrolling interests from consolidated funds and ventures	(245,663)	(508,921)	(484,803)
Income allocable to perpetual preferred shareholders of a subsidiary company	9,372	9,208	9,424
Distributions received from investments in partnerships	−	11,598	6,752
Purchases, advances on and originations of loans held for sale	(88,108)	(839,905)	(978,489)
Principal payments and sales proceeds received on loans held for sale	135,303	947,354	1,172,700
Other	(42,615)	24,937	(2,643)
Net cash (used in) provided by operating activities	(22,464)	(22,619)	149,941

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances on and purchases of bonds	(7,598)	(68,138)	(280,822)
Principal payments and sales proceeds received on bonds	63,800	74,627	78,747
Advances on and originations of loans held for investment	(8,087)	(59,176)	(234,010)
Principal payments received on loans held for investment	62,869	184,024	282,676
Purchases of real estate and property and equipment	(232,632)	(648,069)	(990,994)
Proceeds from the sale of real estate and businesses	100,917	166,275	81,318
Acquisition of assets and businesses	−	−	(11,072)
Decrease (increase) in restricted cash and cash of consolidated funds and ventures	59,338	(21,025)	(23,588)
Investments in partnerships	(1,149)	(5,456)	(19,967)
Capital distributions received from investments in partnerships	9,149	19,542	52,713
Net cash provided by (used in) investing activities	46,607	(357,396)	(1,064,999)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from borrowing activity	266,852	2,176,690	3,179,259
Repayment of borrowings	(502,036)	(2,697,497)	(3,124,314)
Payment of debt issue costs	(2,546)	(10,277)	(2,260)
Contributions from holders of noncontrolling interests	213,857	962,236	1,047,991
Distributions paid to holders of noncontrolling interests	(14,067)	(36,623)	(94,658)
Distributions paid to perpetual preferred shareholders of a subsidiary company	(9,208)	(9,208)	(9,424)
Distributions paid to common shareholders	−	(13,024)	(81,814)
Net cash (used in) provided by financing activities	(47,148)	372,297	914,780

Net decrease in cash and cash equivalents	(23,005)	(7,718)	(278)
Unrestricted cash and cash equivalents at beginning of period	41,089	48,807	49,085
Unrestricted cash and cash equivalents at end of period	$18,084	$41,089	$48,807

The accompanying notes are an integral part of these consolidated financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS– (continued)
(in thousands)

	For the years-ended December 31,
	2009	2008	2007
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$83,816	$140,888	$161,707
Income taxes paid	101	135	7,224
Interest capitalized	831	5,242	20,022

Non-cash investing and financing activities:
Debt assumed upon acquisition of interests in securitization trusts	52,534	30,500	244,170
Debt extinguished through sales and redemptions of tax-exempt bonds	52,795	521,175	18,261
Common shares issued to settle debt	−	−	12,969
Transfer of loans to settle debt	96,952	8,093	17,114
(Decrease) increase in unfunded commitments for equity investments	(295,618)	(612,704)	16,334
Increase in assets due to initial consolidation of funds and ventures	−	15,520	23,905
Increase in liabilities and noncontrolling interests due to initial consolidation of funds and ventures	−	16,009	25,546
Decrease in assets due to deconsolidation of funds and ventures	172,089	77,953	6,809
Decrease in liabilities and noncontrolling interests due to deconsolidation of funds and ventures	184,363	81,141	20,158
Subscription receivable and related debt extinguishment	25,618	35,781	394,040
Unrealized gains (losses) included in other comprehensive income	11,035	(44,228)	(7,898)

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1— DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

At the beginning of 2007, Municipal Mortgage & Equity, LLC and its subsidiaries (“MuniMae” or “Company”) operated three primary divisions, as described below.

The Affordable Housing Division was established to conduct activities related to affordable housing through three reportable segments, as follows:

•
Tax Credit Equity (“TCE”) - A business which creates investment funds and finds investors for such funds that receive tax credits for investing in affordable housing partnerships (these funds are called Low Income Housing Tax Credit Funds or “LIHTC Funds”).

•	Affordable Bonds - A business which originates and invests primarily in tax-exempt bonds secured by affordable housing.

•	Affordable Debt - A business which originates and invests in loans secured by affordable housing.

The Real Estate Division was established to conduct real estate finance activities through two reportable segments, as follows:

•
Agency Lending - A business which originates both market rate and affordable housing multifamily loans with the intention of selling them to government sponsored entities (i.e., Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) collectively referred to as agencies (“Agencies”) or through programs created by them, or sells the permanent loans to third party investors and the loans are guaranteed by the Government National Mortgage Association (“Ginnie Mae”) and insured by the United States Department of Housing and Urban Development (“HUD”).

•
Merchant Banking - A business which provides loan and bond originations, loan servicing, asset management, investment advisory and other services to institutional investors that finance or invest in various commercial real estate projects, including the sale of permanent loans to third party investors.

The Renewable Ventures Division was established to finance, own and operate renewable energy and energy efficiency projects.  This division constitutes a separate reportable segment.

As more fully described below, the Company has either sold, liquidated or closed down all of its different businesses, except for the Affordable Bonds business.

Risks and Uncertainties

The following is a discussion of the Company’s liquidity and going concern issues and the risks associated with the Company’s bond investing activities.

Liquidity and Going Concern

Beginning in the second half of 2007, the capital markets in which the Company operates began to deteriorate, which restricted the Company’s access to capital.  This situation was also compounded by the Company’s inability to provide timely financial statements to creditors and investors.  The Company has experienced and continues to experience significant liquidity issues.  This lack of liquidity has resulted in the Company having to sell assets, liquidate collateral positions, post additional collateral, sell or close different business segments and work with its creditors to restructure or extend debt arrangements.  Since December 31, 2006, the Company has sold its TCE, Renewable Ventures and Agency Lending business segments.  See Note 19, “Discontinued Operations,” for more details on these business sales.  In addition, the Company has exited the Affordable Debt and Merchant Banking business segments.  MuniMae has also sold, restructured or liquidated a significant number of bonds, loans and other assets in order to satisfy debts and raise capital.  Although the Company has been able to extend, restructure and obtain forbearance agreements on various debt and interest rate swap agreements, such that no creditor has declared an event of default requiring an acceleration of debt payments, most of these extensions, restructurings and forbearance agreements are short-term in nature and do not provide a viable long-term solution to the Company’s liquidity issues (see Note 9, “Derivative Financial Instruments” and Note 10, “Debt”).

The Company plans to continue to work with its capital partners to extend debt maturities, restructure debt payments or settle debt at amounts below the contractual amount due.  In addition, the Company will have to continue to reduce its operating costs in order to be a sustainable business.  All of these actions are being pursued in order to achieve the objective of the Company continuing operations.  However, management’s objective is almost exclusively dependent on obtaining creditor concessions, liquidating non-bond related assets and generating sufficient bond portfolio net interest income that can be used to service the Company’s non-bond related debt and the Company’s on-going operating expenses.  However, there can be no assurance that management will be successful in addressing the Company’s liquidity issues.  More specifically, there is uncertainty as to whether management will be able to restructure or settle its remaining non-bond debt in a sufficient manner to allow for the Company’s cash flow to service this debt.  There is uncertainty related to the Company’s ability to liquidate non-bond related assets at sufficient amounts and there are a number of business risks surrounding the Company’s bond investing activities that could impact the Company’s ability to generate sufficient cash flow from the bond portfolio (see “Key Risks Related to the Company’s Bond Investing Activities”).  These uncertainties could adversely impact the Company’s financial condition or results of operations.  In the event management is not successful in restructuring or settling its remaining non-bond related debt, or in generating liquidity from the sale of non-bond related assets or if the bond portfolio net interest income is substantially reduced, the Company may have to consider seeking relief through a bankruptcy filing.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Key Risks Related to the Company’s Bond Investing Activities

The Company has exposure to changes in interest rates because all of its investments in bonds pay a fixed rate of interest, while substantially all of the Company’s bond related debt is variable rate.  A significant portion of the Company’s variable rate exposure is not hedged by interest rate swaps or caps and the Company does not have the credit standing to enter into any new interest rate swaps and has limited liquidity to purchase any new interest rate caps.  A rise in interest rates or an increase in credit spreads could cause the value of certain bond investments to decline, increase the Company’s borrowing costs and make it ineffective for the Company to securitize its bonds.

Substantially all of the Company’s bond investments are illiquid, which could prevent sales at favorable terms and make it difficult to value the bond portfolio. Our bond investments are unrated and unenhanced and, as a consequence, the purchasers of the Company’s bonds are generally limited to accredited investors and qualified institutional buyers, which results in a limited trading market.  This lack of liquidity complicates how the Company determines the fair value of its bonds as there is limited information on trades of comparable bonds.  Therefore, there is a risk that if the Company needs to sell bonds the price it is able to realize may be lower than the carrying value (i.e., fair value) of such bonds.  Such differences could be material to our results of operations and financial condition.

At December 31, 2009, substantially all of the Company’s bond investments were either in securitization trusts or pledged as collateral for securitization programs, notes payable or other debt.  In the event a securitization trust cannot meet its obligations, all or a portion of bonds held by or pledged to the trust may be sold to satisfy the obligations to the holders of the senior interests. In the event bonds are liquidated, no payment will be made to the Company except to the extent that the sales price received for the bond exceeds the amounts due on the senior obligations of the trust.  In addition, if the value of the bond investments within the securitization trusts or pledged as additional collateral decreases, the Company may be required to post cash or additional investments as collateral for such programs.  In the event the Company has insufficient liquidity or unencumbered investments to satisfy these collateral requirements, certain bonds within the securitization trusts may be liquidated by the third-party credit enhancer to reduce the collateral requirement.  In such cases, the Company would lose the cash flow from the bonds and its ownership interest in them.  If a significant number of bonds were liquidated, the Company’s financial condition and results of operations could be materially adversely affected.

Economic conditions adversely affecting the real estate market could have a material adverse effect on the Company.  Most of the Company’s bond investments are directly or indirectly secured by multifamily residential properties, and therefore the value of the bond investments may be materially adversely affected by macroeconomic conditions or other factors that adversely affect the real estate market generally, or the market for multifamily real estate and bonds secured by these properties in particular.  These possible negative factors include, among others: (i) increasing levels of unemployment and other adverse economic conditions, regionally or nationally; (ii) decreased occupancy and rent levels due to supply and demand imbalances; (iii) changes in interest rates that affect the cost of the Company’s capital, the value of the Company’s bond investments or the value of the real estate that secures the bonds; and (iv) lack of or reduced availability of mortgage financing.

A substantial portion of the Company’s bond related debt is subject to third party credit enhancement agreements and liquidity facilities that mature prior to the time that the underlying bond matures or is expected to be redeemed.  If the Company was unable to renew or replace its third party credit enhancement and liquidity facilities, the Company might not be able to extend or refinance its bond related debt.  In that instance, the Company could be subject to bond liquidations to satisfy the claims of its bond lenders.  If the Company is unable to extend or refinance its bond related debt, whether through the extension or replacement of third party credit enhancement and liquidity providers or through the placement of bond related debt without the benefit of third party credit enhancement and liquidity facilities, the Company may experience higher bond related debt costs.  If a significant number of bonds were liquidated or if bond financing costs increased significantly, the Company’s financial condition and results of operations could be materially adversely affected.  The Company’s total bond related debt was $809.8 million at December 31, 2009, of which $31.0 million and $633.6 million have maturing credit enhancement facilities in 2011 and 2013, respectively.  Also, at December 31, 2009, there are $121.5 million and $633.6 million of liquidity facilities expiring in 2011 and 2013, respectively.

Substantially all of the Company’s bond investments are held by MuniMae TE Bond Subsidiary, LLC (“TEB”), a subsidiary for which all of the common shares are owned directly by the Company.  Under TEB’s operating agreement with its preferred shareholders, there are covenants related to the type of assets in which TEB can invest, the incurrence of leverage, limitations on issuance of additional preferred equity interests, limitations on cash distributions to MuniMae and certain requirements in the event of merger, sale or consolidation.  At September 30, 2010:

•	TEB’s leverage ratio was below the incurrence limit of 60% providing TEB the ability to incur additional obligations of no more than $32,000;

•	TEB’s liquidation preference ratios were at amounts that would restrict it from raising additional preferred equity on parity with the existing preferred shares outstanding; and

•
TEB’s ability to distribute cash to MuniMae is limited to Distributable Cash Flows (TEB’s net income adjusted to exclude the impact of non-cash items) and TEB does not have the ability to make redemptions of common stock or distributions to MuniMae other than Distributable Cash Flows (“Restricted Payments”) because the current liquidation preference ratios prohibit it.

On March 25, 2010, TEB entered into an amendment to its operating agreement in which TEB agreed to accumulate and retain $25.0 million of cash flows (“Retained Distributions”) by limiting Distributable Cash Flow distributions to MuniMae to no more than 33% of Distributable Cash Flows until it accumulated $25.0 million (MuniMae’s capital contributions to TEB count towards the $25.0 million of Retained Distributions).  Through this amendment, TEB also agreed not to make any Restricted Payments to MuniMae prior to accumulating the $25.0 million of Retained Distributions.  This amendment also stipulates that Distributable Cash Flows be measured cumulatively and quarterly beginning October 1, 2009.  At September 30, 2010, TEB had accumulated the required Retained Distributions of $25.0 million (unaudited).

Beginning in June 2009, TEB has been unable to conduct successful remarketings of its mandatorily redeemable and perpetual preferred shares.  This has caused the distributions owed to the TEB preferred shareholders to increase which has resulted in a reduction to the amount of TEB income that can be distributed to the Company.  If TEB continues to be unsuccessful with future remarketings, TEB could experience additional increases to its preferred share distributions, which would result in reductions to its common distributions to the Company and those changes could be material.

TEB distributed a total of $49.7 million, $43.0 million and $30.7 million to the Company in each of the years-ended December 31, 2009, 2008 and 2007, respectively.  The Distributable Cash Flow distributed to the Company during the first nine months ended September 30, 2010 was $10.5 million (unaudited).  There can be no assurances that TEB (whose cash flows are the primary source of cash to satisfy the Company’s non-bond related debt and other corporate obligations) will be able to continue to distribute cash to the Company in the future.

All of TEB’s common stock is pledged by the Company to a creditor to support collateral requirements related to certain debt and derivative agreements.  On December 8, 2010, the Company entered into a forbearance agreement with this creditor (“Counterparty”) that will further restrict the Company’s ability to utilize common distributions from TEB to satisfy non-bond related debt or cover Company operating expenses.  The key provisions of the agreement are as follows.

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Provides for the forbearance from the minimum net asset value requirement and the financial reporting requirement contained in the interest rate swap agreements until the earlier of June 30, 2012 or when TEB is in compliance with its leverage and liquidation incurrence ratios.  (See Note 9, “Derivative Financial Instruments”).

•	Requires the Company to post a portion of the common distributions that are remitted to the Company as follows:

o
For quarterly distributions beginning in the fourth quarter of 2010 and continuing through to the third quarter of 2011, the Company will post with the Counterparty restricted dividends equal to fifty-percent of common distributions less $750,000.

o
For quarterly distributions beginning in the fourth quarter of 2011 and continuing until TEB is in compliance with both its leverage ratio and liquidation preference ratios, the Company will post restricted dividends with the Counterparty equal to fifty-percent of common distributions.  Once TEB is in compliance with its leverage ratio and liquidation preference ratios there will be no restrictions on common distributions.

The restricted dividends are anticipated to be utilized by the Company to repurchase and retire various perpetual and mandatorily redeemable preferred stock issued by TEB.

TEB’s common stock is wholly owned by MuniMae TEI Holdings, LLC (“TEI”), which is ultimately wholly owned by MuniMae.  Any unrestricted distributions by TEB will be remitted to TEI and TEI’s ability to remit cash to MuniMae for liquidity needs outside of TEI may be restricted due to minimum liquidity and net worth requirements related to a TEI debt agreement.  The most restrictive covenant, a net worth requirement, requires TEI to maintain a minimum net worth of $125 million.  At September 30, 2010 and December 31, 2009, TEI’s net worth was approximately $170 million (unaudited) and $135 million, respectively.

Use of Estimates

The preparation of the Company’s financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosures of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management has made significant estimates in certain areas, including the determination of fair values for bonds, loans held for sale, mortgage servicing rights, derivative financial instruments, guarantee obligations, noncontrolling interests in consolidated funds and ventures and certain other assets and liabilities of consolidated funds and ventures.  Management has made significant estimates in the determination of impairment on bonds, loans and real estate investments.  Management has made estimates related to its business combinations, including determinations of the fair values of the assets and liabilities acquired and the subsequent evaluation of impairment related to those assets.  Actual results could materially differ from these estimates.

Basis of Presentation

The financial statements include the accounts of the Company and of entities that are considered to be variable interest entities (“VIEs”) in which the Company is the primary beneficiary, as well as those entities in which the Company has a controlling financial interest, including wholly owned subsidiaries of the Company.  Investments in unconsolidated entities where the Company has the ability to exercise significant influence over the operations of the entity, as well as limited partnership investments where its interest is more than minor are accounted for using the equity method of accounting.

The Company consolidates most of its bond securitization trusts as the Company is deemed to be the primary beneficiary.  Therefore, the assets of these trusts are included within “Bonds available-for-sale” and the debt of these trusts is reported within “Debt.”

All significant intercompany transactions and balances have been eliminated in consolidation.

Consolidated Funds and Ventures

In addition to the Company’s wholly owned subsidiaries, the Company consolidates certain entities that are not wholly owned, in accordance with Accounting Standards Codification (“ASC”) No. 810 “Consolidation” (“ASC 810”), (formerly Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“ARB 51”), Financial Accounting Standards Board’s Financial Interpretations No. 46(R), “Consolidation of Variable Interest Entities-An Interpretation of ARB No. 51” (“FIN 46(R)”) or Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights” (“EITF 04-5”)).  These entities include LIHTC Funds, certain real estate partnerships and other investment funds.  Because the Company generally has a minimal (or nonexistent) ownership interest in these entities, all assets, liabilities, revenues, expenses, equity in losses from unconsolidated entities and the net losses allocable to noncontrolling interest holders related to these entities have been separately identified in the consolidated balance sheets and statements of operations.  A lower tier property partnership (“Lower Tier Property Partnership”) is defined as a partnership formed by a developer to develop or hold and operate real estate investments for investors.

See Note 19, “Discontinued Operations” and Note 20, “Consolidated Funds and Ventures” for further information.

Cash and Cash Equivalents

Cash and cash equivalents consist principally of investments in money market mutual funds and short-term marketable securities with original maturities of three months or less, all of which are readily convertible to cash.  At December 31, 2009, 2008 and 2007, TEB had cash of $12.4 million, $15.2 million and $17.6 million, respectively for which TEB has certain distribution restrictions (see “Key Risks Related to the Company’s Bond Investing Activities”).

Restricted Cash

Restricted cash represents cash and cash equivalents restricted as to withdrawal or usage.  The Company is required to maintain cash and cash equivalents under certain debt obligations, counterparty liquidity ratio agreements and to meet derivative collateral agreements.

Bonds

Bonds include mortgage revenue bonds, other municipal bonds and retained interests in securitized bonds. These investments are classified as available-for-sale securities and are carried at fair value with changes in fair value (excluding other-than-temporary impairments) recognized in other comprehensive income.  At December 31, 2007 and continuing through to December 31, 2009, the Company recorded all unrealized losses (where the estimated fair value is less than the bonds’ unamortized cost basis) associated with the bond portfolio as an other-than-temporary impairment.  Therefore, all unrealized losses are recorded in earnings.  This treatment of unrealized losses is due to management’s belief that the current uncertainty in the marketplace coupled with the Company’s liquidity concerns make it more likely than not that the Company will be unable to hold its bonds for the term required to recover the bonds’ unamortized cost basis.

Realized gains and losses on sales of these investments are measured using the specific identification method and are recognized in earnings at the time of disposition.  The Company estimates the fair value of its bonds using quoted prices, where available; however, almost all of the Company’s bonds do not have observable market quotes.  For these bonds, the Company estimates the fair value of the bond by discounting the cash flows that it expects to receive using current estimates of market discount rates.  For non-performing bonds, given that the Company has the right to foreclose on the underlying real estate property which is collateral for the bond, the Company estimates the fair value by using an estimate of the collateral’s value.  Estimates of sales prices are derived from a number of sources including current bids, appraisals and/or broker opinions of value.  If the sales price is not readily estimable from such sources, the Company estimates fair value by discounting the property’s expected cash flows and residual proceeds using estimated market discount and capitalization rates, less estimated selling costs.

The Company recognizes interest income over the contractual terms of the bonds using the effective interest method, including the effects of premiums and discounts, as well as deferred fees and costs.  Contingent interest on participating bonds is recognized when the contingencies are resolved.  Bonds are placed on non-accrual status when any portion of principal or interest is 90 days past due.  The Company applies interest payments received on non-accrual bonds first to accrued interest and then as interest income.  Bonds return to accrual status when principal and interest payments become current and future payments are anticipated to be fully collectible.  Proceeds from the sale or repayment of bonds greater or less than their amortized cost are recorded as realized gains or losses and any previously unrealized gains included in accumulated other comprehensive income are reversed.

Loans

The Company classified all of its loans as held for sale (“HFS”) at December 31, 2007, with the exception discussed below.  At December 31, 2007, and continuing through December 31, 2009, the Company believes it no longer has both the ability and the intent to hold its loans for the foreseeable future or until maturity due to the Company’s liquidity concerns.  HFS loans are carried at the lower of cost or market (“LOCOM”) with the excess of the loan’s cost over its fair value recognized as a reduction to income through “Net (losses) gains on loans” and an offsetting reduction to the loan’s carrying amount.  Loan basis adjustments (e.g., net deferred origination fees and costs) are included in the cost basis of the loan and are not amortized.  The Company determines any LOCOM adjustments on a specific loan basis.

The Company’s loans that are classified as held for investment (“HFI”) represent loans that were legally transferred to third parties; however, these transfers did not meet the requirements for sale accounting under the United States generally accepted accounting principles (“GAAP”) in light of guarantees or other forms of continuing involvement between the Company and the purchaser. The Company has classified these loans as HFI since the Company does not legally own the loan and therefore, does not have the right to sell the loan.  HFI loans are reported at their outstanding principal balance, net of any unearned income, non-refundable deferred origination fees and costs and any associated premiums or discounts, less the allowance for loan losses.  For performing loans, unearned income, deferred origination fees and costs and discounts and premiums are recognized as adjustments to income over the terms of the related loans using the effective interest method.

The Company accrues interest based on the contractual terms of the loan.  The Company discontinues accruing interest on loans when it is no longer probable that it will collect principal or interest on a loan, which is determined to be the earlier of the loan becoming 90 days past due or the date after which collectability of principal or interest is not reasonably assured.  Interest previously accrued but not collected becomes part of the Company’s recorded investment in the loan for purposes of assessing impairment.  The Company applies interest payments received on non-accrual loans first to accrued interest and then as interest income.  Loans return to accrual status when contractually current and the collection of future payments is reasonably assured.

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of probable incurred losses attributable to the HFI loan portfolio.  Additions to the allowance for loan losses are made through the “Provision for credit losses.”  When available information confirms that specific loans or portions thereof are uncollectible, those amounts are charged-off against the allowance for loan losses.  Any subsequent recoveries are recorded directly to the provision for credit losses.

The Company performs systematic reviews of its HFI loan portfolio throughout the year to identify credit risks and to assess overall collectability.  Due to the small size of the Company’s loan portfolio, management assessment of impairment is on an individual loan basis.  Specific impairment losses are measured based upon the borrower’s overall financial condition and historical payment record and the fair value of any collateral, if appropriate.

A specific allowance is established for these loans and represents an estimate of incurred losses based on an individual analysis of each impaired loan, in accordance with ASC No. 310, “Receivables” (formerly Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15”).

Transfer of Financial Assets and Variable Interest Entities

Bonds

The vast majority of the Company’s bond securitizations are accounted for as secured borrowings and most securitization trusts are consolidated as the Company is deemed to be the primary beneficiary.  Creditors of such trusts do not have direct recourse to the Company’s general credit.  Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to have been surrendered when (i) the assets have been isolated from the Company, (ii) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (iii) the Company does not maintain effective control over the transferred assets through either (a) an agreement that entitles and obligates the Company to repurchase or redeem them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets.  If the transfer does not meet these criteria, the transfer is accounted for as a financing transaction.  Financial assets transferred in transactions that are treated as sales are removed from the Company’s balance sheet and any realized gain or loss is reflected in earnings at the time of sale.  Financial assets transferred in transactions that are treated as financings are maintained on the consolidated balance sheets with proceeds received from the legal transfer reflected as debt.

Loans

Transfers of loans are accounted for as sales when control over the asset has been surrendered. Prior to May 2009, when the Company sold its Agency Lending business (See Note 19, “Discontinued Operations”), the Company would typically retain mortgage servicing rights on sold loans.  Additionally, for loans sold under the Fannie Mae Delegated Underwriting and Servicing (‘‘DUS’’) program, the Company retains a recourse obligation.  The Company accounts for its exposure to losses under its agreement with Fannie Mae as a guarantee in accordance with ASC No. 460, “Guarantees” (formerly Financial Accounting Standards Board’s Financial Interpretations No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees”).

Equity Method Investments

The Company has invested in certain private partnerships or limited liability companies that are engaged in the real estate business.  If the Company has the ability to exercise significant influence over the operations of the entity (which generally occurs when the Company holds at least 20% of the investee’s voting common stock) or the Company has more than a minor investment in a limited partnership or limited liability company (which is generally greater than 3% to 5%), the investment is accounted for using the equity method of accounting.  These investments are included within “Investments in unconsolidated ventures.”

Additionally, the Company has invested in certain partnerships which own affordable housing projects as part of the low income housing tax credit equity business.  Initially, the investments in these affordable housing projects are typically owned by the Company, on a short-term basis, through a limited partner ownership interest of 99.99% until they are placed in a Company sponsored LIHTC Fund.  The general partners of the affordable housing project partnerships are considered the primary beneficiaries; therefore, the Company does not consolidate these entities and they are accounted for under the equity method and are included within “Investments in unconsolidated ventures.”  Once the LIHTC Fund is syndicated, these investments are transferred to the LIHTC Fund and upon consolidation of the LIHTC Funds, these investments are accounted for under the equity method and classified as “Investments in Lower Tier Property Partnerships.”

Under the equity method, the Company’s investment in the partnership is recorded at cost and is subsequently adjusted to recognize the Company’s allocable share of the earnings or losses from the partnership and the amortization of any investment basis differences after the date of acquisition.  The Company and its consolidated LIHTC Funds must periodically assess the appropriateness of the carrying amount of its equity method investments to ensure the investment amount is not other-than-temporarily impaired.  The LIHTC Funds, in accordance with ASC No. 323, “Investments - Equity Method and Joint Ventures” (“ASC 323”) (formerly Emerging Issues Task Force Issue No. 94-1, “Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects”), uses a gross (undiscounted) cash flow approach when assessing and measuring its equity investment for impairment.  These cash flows include the future tax credits and tax benefits from net operating losses and any residual value of the project.

For investments accounted for under the equity method of accounting, the Company classifies distributions received on such investments as cash flows from operating activities when cumulative equity in earnings is greater than or equal to cumulative cash distributions.  The Company classifies distributions as cash flows from investing activities when cumulative equity in earnings is less than cumulative cash distributions.

Mortgage Servicing Rights

Mortgage servicing rights (“MSRs”) are the right to receive a portion of the interest and fees collected from borrowers for performing specified activities, including collection of payments from individual borrowers, distribution of these payments to the investors, maintenance of escrow funds and other administrative duties related to loans serviced by the Company.  MSRs are recognized as assets or liabilities when the Company sells originated loans, or purchases MSRs as part of a business combination.  Purchased MSRs are initially recorded at fair value. On January 1, 2007 the Company adopted ASC No. 860, “Transfers and Servicing” (“ASC 860”) (formerly Statement of Financial Accounting Standards No.  156 “Accounting for Servicing of Financial Assets” (“SFAS 156”)), which allowed MSRs (both purchased and retained) to be initially and subsequently recorded at fair value.  See Accounting Changes – Accounting for Servicing of Financial Assets below.

Goodwill and Other Intangibles, net

Goodwill represents the Company’s acquisition cost in excess of the fair value of net assets acquired in purchase business combinations.  Intangible assets, recognized apart from goodwill, are differentiated between those that have finite useful lives (subject to amortization) and those that do not have finite lives (no amortization).  The Company amortizes intangible assets with finite useful lives on either a straight-line basis or in proportion to, and over the period of, expected benefits.

The Company tests goodwill for impairment annually on December 31 or more frequently if circumstances change such that it would be more likely than not that the fair value of a reporting unit or the intangible asset has fallen below its carrying value.  The goodwill impairment test is a two-step test:

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Under the first step (indication of impairment), the fair value of the reporting unit (which is based on a discounted cash flow analysis) is compared to the carrying value of the reporting unit (including goodwill).  If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test.

•
Under step two (measurement of impairment), an impairment loss is recognized for any excess carrying amount of the reporting unit’s goodwill over the implied fair value for that goodwill.  The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC No. 805, “Purchase Price Allocations” (formerly Statement of Financial Accounting Standards No. 141, “Business Combinations”).  The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill.

At each period-end, intangible assets with a finite life are evaluated for impairment.  An impairment loss is recognized if the carrying amount of the intangible asset is not recoverable and exceeds its fair value.  The carrying amount of the intangible asset is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset.  Intangible assets with an indefinite life are evaluated to determine whether events or circumstances continue to support an indefinite useful life.

Real Estate and Real Estate Owned

In some cases, certain Lower Tier Property Partnerships are consolidated by the Company, primarily due to the Company assuming the general partner role through a transfer of the general partner interest as a result of issues with the property or the developer (“consolidated Lower Tier Property Partnerships” or “GP Take Backs”).  Generally, the assets held by these Lower Tier Property Partnerships are affordable multifamily housing projects financed with tax credit equity and/or tax exempt bonds.  In many cases, the Company owns an interest in the tax credit equity investment and/or the bond used to finance the property.  The real estate related to GP Take Backs is reported in “Other assets” under “Assets of consolidated funds and ventures.”  See Note 20, “Consolidated Funds and Ventures.”

The Company also has real estate investments where the Company is the sole or majority owner.  In some cases, the Company, as the creditor to the property, has obtained the real estate as a result of foreclosure or deed-in-lieu of foreclosure.  This real estate is reported within “Other assets” on the consolidated balance sheets.

The Company periodically assesses the appropriateness of the carrying amount of real estate assets upon the identification of triggering events based on the real estate’s performance.  The Company uses an undiscounted cash flow approach (based on projected net operating income, future tax credits and net proceeds from sales) to assess recoverability and then, where undiscounted cash flows are less than the carrying value of the property, measures impairment based on the fair value of the real estate investments.

Derivative Financial Assets and Liabilities

The Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheets and records these instruments at their fair values.  The Company has not designated any of its derivative investments as hedging instruments for accounting purposes.  As a result, changes in the fair value of derivatives are recorded through current period earnings in “Net gains (losses) on derivatives.”

Guarantee Obligations

During 2007 and 2008, the Company’s guarantee obligations are primarily related to recourse provisions on loans and/or servicing advances relating to real estate mortgage loans sold under the Fannie Mae DUS program.  The Company initially records a guarantee obligation equal to the greater of estimated fair value or the contingent obligation of the recourse provisions related to the loan sales.  This amount is treated as a reduction of the gain or loss on loan sale and the amount is subsequently amortized over the estimated life of the loan through “Other income.”  This guarantee obligation was included as part of the net assets sold when the Agency Lending business unit was sold in May 2009.  As discussed in Note 4, “Investment in Preferred Stock,” the Company retained the obligation to absorb losses for payments the purchaser may be required to make under these loss sharing arrangements. The Company also has financial guarantees related to specific property performance guarantees and payment guarantees made in conjunction with the sale or placement of assets with third parties.

Unfunded Equity Commitments

The Company and its LIHTC Funds enter into partnership agreements as the limited partners of Lower Tier Property Partnerships requiring the future contribution of capital.  The Company generally owns and warehouses these projects through a limited partner ownership interest of 99.99%, on a short-term basis, until they are placed in a LIHTC Fund.

ASC 323 requires a liability to be recognized for delayed equity contributions that are contingent upon a future event when that contingent event becomes probable.  At the time the Company enters into a Lower Tier Property Partnership agreement, the Company records a liability for the unfunded equity commitment.  The Company’s capital commitment is reported through “Investments in unconsolidated ventures” with an equal amount reported through “Unfunded equity commitments to investments in unconsolidated ventures.”  These capital commitments will continue for a period of time after these limited partner interests are placed within LIHTC Funds and are classified as “Investments in Lower Tier Property Partnerships” and “Unfunded equity commitments to Lower Tier Property Partnerships,” respectively.

Syndication Fees

Syndication fees are received for: (i) sponsoring the formation of LIHTC Funds; (ii) identifying and acquiring interests in Lower Tier Property Partnerships; and (iii) raising capital from investors to invest in these funds.  In accordance with ASC No. 970, “Real Estate – General” (formerly Statement of Position 92-1, “Accounting for Real Estate Syndication Income”), syndication fees are recognized ratably as LIHTC Funds invest cash in the Lower Tier Property Partnerships, typically over a four-year period.  For certain LIHTC Funds, the Company is exposed to future losses or costs in excess of contractual reimbursement limits.  In these cases, the Company reduces income otherwise recognizable under revenue recognition policies by the future estimated losses or costs.  Deferred revenue reported in the consolidated balance sheets is predominantly related to syndication fees.

Development, Asset Management and Advisory Fees

The Company earns asset management and advisory fees for investment management services.  These fees are recognized as income during the period the services are performed and are based on a percentage of committed capital or a percentage of assets under management.

Stock-Based Compensation

On December 31, 2006, as a result of settling certain employee stock options in cash, the Company determined that all of its employee stock-based compensation plans should be accounted for using the liability method of accounting (previously these plans were accounted for as equity based awards).  For awards issued prior to December 31, 2006 that were initially accounted for as equity awards and then modified to liability accounting at December 31, 2006 minimum compensation expense is recognized based on the fair value of the instrument at grant date with declines in such fair value recorded through equity.  Net fair value increases from grant date fair value are recorded as additional compensation expense.  For awards issued subsequent to December 31, 2006, compensation expense is based on the fair value of the instrument at its vesting date with changes in fair value between grant date and vesting date recorded as compensation expense.

Loss per Share

Basic and diluted loss per common share is computed by dividing net loss to the common shareholders by the weighted-average number of common shares outstanding.  The Company had net losses in all three years; therefore, assuming any outstanding stock options are exercised, there would be no dilutive impact on earnings per share.

Income Taxes

The Company is organized as a limited liability company, which allows the Company to combine many of the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. The Company has numerous corporate subsidiaries that are subject to income taxes.  Income taxes for taxable subsidiaries are accounted for using the asset and liability method, as described in ASC No. 740, “Income Taxes” (“ASC 740”) (formerly Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”)).  Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of taxable subsidiaries and their respective tax bases and for their operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled.  However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, tax planning strategies and other factors.

Accounting Changes

Accounting Standards Codification

The Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 168, the “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”) (now ASC No. 105, “Generally Accepted Accounting Principles” (“ASC 105”)).  The statement establishes the FASB Accounting Standards Codification (“Codification or ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards.  All other accounting literature not included in the Codification has become non-authoritative.

Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standard Updates (“ASUs”), which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

GAAP is not intended to be changed as a result of the FASB’s Codification project, but what does change is the way the guidance is organized and presented.  As a result, these changes have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009.

Accounting for Servicing of Financial Assets

On January 1, 2007 the Company adopted SFAS 156 (now ASC 860), which allowed MSRs (both purchased and retained) to be initially and subsequently recorded at fair value.  As a result, the Company identified its MSRs as one class of servicing rights and elected to apply fair value accounting to this class of servicing rights.  The impact of the adoption, which represents the difference between the fair value and the carrying amount of the MSRs at the time of adoption was an increase of $18.9 million, net of related income taxes and was recorded as a “Cumulative effect of a change in accounting principle, net of tax” on the consolidated statements of equity on January 1, 2007.

Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) (now ASC 740), and FASB Staff Position (“FSP”) FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (“FSP FAS 13-2”) (now ASC No. 840, “Leases” (“ASC 840”)).  Among other things, FIN 48 requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions.  The adoption of these FSPs had no effect on the Company’s financial statements.

Other-Than-Temporary Impairments on Investment Securities

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”  (“FSP FAS 115-2”) (now ASC No. 320-10-35-34, “Investments – Debt and Equity Securities:  Recognition of an Other-Than-Temporary Impairment”), which amends the recognition guidance for other-than-temporary impairments (“OTTI”) of debt securities and expands the financial statement disclosures for OTTI on debt and equity securities.

As a result of the FSP, companies are required to reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that companies intend to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis.  For available-for-sale (“AFS”) and held-to-maturity (“HTM”) debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is recognized in accumulated other comprehensive income (“AOCI”).  The credit loss component recognized in earnings is identified as the present value of the estimated principal cash flows not expected to be received over the remaining term of the security.  Starting December 31, 2007 and continuing through the end of 2009, the Company had already recorded the full impairment associated with its AFS bond portfolio due to management’s concern about its ability to hold bonds for the term required to allow recovery of the bonds’ unamortized cost basis.  Therefore, the adoption of this FSP had no effect on the Company’s financial statements.

Noncontrolling Interests in Subsidiaries

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”) (now ASC No. 810-10-45-15, “Consolidation – Noncontrolling Interests in a Subsidiary”), which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries in financial statements and for the loss of control of subsidiaries.  The statement requires that the equity interest of noncontrolling shareholders, partners or other equity holders in subsidiaries be presented as a separate item of the Company’s equity.  After the initial adoption, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be measured at fair value at the date of deconsolidation.

The Company adopted this statement on January 1, 2009.  As a result, $245.7 million, $508.9 million and $484.8 million of net losses allocable to noncontrolling interests from consolidated funds and ventures as well as $9.4 million, $9.2 million and $9.4 million of net income allocable to perpetual preferred shareholders of a subsidiary company, for years-ended December 31, 2009, 2008 and 2007, respectively, are part of “Net loss.”  In addition, the Company is including $567.4 million, $4.0 billion and $3.5 billion of noncontrolling interests in consolidated funds and ventures for the years-ended December 31, 2009, 2008 and 2007, respectively, and $168.7 million of perpetual preferred shareholder’s equity at December 31, 2009, 2008 and 2007 within equity.  The net loss amounts are attributable to noncontrolling interests in consolidated entities as well as the Company’s common shareholders and the loss per share reflects amounts attributable only to the Company’s common shareholders.  The presentation of equity distinguishes between equity amounts attributable to the Company’s common shareholders and amounts attributable to the noncontrolling interests, which were previously presented outside of equity.

Furthermore, as a result of adopting ASC 810, the Company no longer records losses related to noncontrolling interest holders when their capital account reaches zero, but rather attributes the noncontrolling interest share to the noncontrolling interest equity even if that attribution results in a deficit noncontrolling interest balance.  For the year-ended December 31, 2009, there were no additional losses related to noncontrolling interest holders whose capital accounts were zero.

Fair Value Measurements

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) (now ASC No. 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”)) for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and on January 1, 2009, the Company adopted SFAS 157 for all non-financial instruments accounted for at fair value on a non-recurring basis.  This guidance defines fair value, expands fair value disclosure requirements and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

This guidance also requires the Company to take into account its own credit risk when measuring the fair value of liabilities.  The adoption of this standard did not have a significant impact on the Company’s financial statements, but the Company’s disclosures have been expanded as required by this new guidance and are provided in Note 12 “Fair Value Measurements.”

Measurement of Fair Value in Inactive Markets

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”) (now ASC No. 820-10-35-51A, “ Fair Value Measurements and Disclosures:  Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased” (“ASC 820-10-35-51A”)).  The FSP reaffirms that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions.  The FSP also reaffirms the need to use judgment in determining whether a formerly active market has become inactive and in determining fair values when the market has become inactive.  The adoption of the FSP did not have a material impact on the Company’s financial statements.

Measuring Liabilities at Fair Value

At September 30, 2009, the Company adopted ASC No. 2009-5, “Measuring Liabilities at Fair Value” (“ASC 2009-5”).  This ASC provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:  (i) a valuation technique that uses quoted prices for similar liabilities (or an identical liability) when traded as assets or (ii) another valuation technique that is consistent with the principles of ASC 820-10.  This ASC also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required, is a Level 1 fair value measurement.  The adoption of this ASC had no effect on the Company’s fair value measurements.

Fair Value Option

In February 2008, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) (now ASC No. 825-10-05, “Financial Instruments: Fair Value Option” (“ASC 825-10-05”)) which provides an option on an instrument-by-instrument basis for most financial assets and liabilities to be reported at fair value with changes in fair value reported in earnings.  After the initial adoption, the election is made at the acquisition of a financial asset, a financial liability, or a firm commitment and it may not be revoked.  The Company did not elect to apply fair value accounting and as a result the adoption of the fair value option did not impact the Company’s financial statements.

Equity Method Investment Accounting Considerations

In November 2008, the FASB ratified the consensus reached by the EITF on Issue 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”) (now ASC 323).  An entity shall measure its equity method investment initially at cost.  Any other-than-temporary impairment of an equity method investment should be recognized in accordance with APB Opinion 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”).  An equity method investor shall not separately test an investee’s underlying assets for impairment.  Share issuance by an investee shall be accounted for as if the equity method investor had sold a proportionate share of its investment, with any gain or loss recognized in earnings.  The adoption of this guidance on January 1, 2009 had no impact on the Company’s financial statements.

New Accounting Pronouncements

Additional Disclosures Regarding Fair Value Measurements

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU No. 2010-06”).  The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers.  The disclosures are effective for reporting periods beginning after December 15, 2009.  Additionally, disclosures of the gross purchase, sales, issuances and settlements activity in Level 3 fair value measurements will be required for fiscal years beginning after December 15, 2010.  This guidance will only affect the Company’s disclosures to the financial statements.

Changes to Accounting for Transfers of Financial Assets and Changes to Consolidation Guidance for Variable Interest Entities

In June 2009, the FASB issued ASU No. 2009−16, “Accounting for Transfers of Financial Assets” (“ASU No. 2009−16”).  The objective of ASU No. 2009-16 is to require more information about transfers of financial assets, including securitization transactions, and transactions where entities have continuing exposure to the risks related to transferred financial assets. Among other things, ASU No. 2009-16 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional information to be disclosed about transfers of financial assets and a transferor’s continuing involvement, if any, in transferred financial assets.  This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, with earlier adoption prohibited.  The Company does not expect this guidance will have a material impact on its consolidated financial statements when adopted.

In June 2009, the FASB issued ASU No. 2009−17, “Consolidations, Improvements to Financial Reporting by Enterprises involved with Variable Interest Entities” (“ASU No. 2009−17”).  This guidance amends the accounting and disclosure requirements for the consolidation of VIEs. The amendment requires an entity to qualitatively, rather than quantitatively, assess the determination of the primary beneficiary of a VIE.  This determination should be based on whether the entity has the power to direct the activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.  Other key changes include the requirement for an ongoing reconsideration of the primary beneficiary.  This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, with earlier adoption prohibited.  The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.

NOTE 2—BONDS AVAILABLE-FOR-SALE

Bonds available-for-sale includes mortgage revenue bonds, other municipal bonds and retained interests in securitized bonds. Mortgage revenue bonds are secured by the mortgages on the underlying multifamily housing real estate properties.  Other municipal bonds are, in most cases, secured by the general obligations of the issuer or by tax liens.  Retained interests in securitized bonds are the Company’s subordinated residual interests in bonds that were transferred into a securitization trust for which the transfer of assets qualified for sale treatment under the requirements of ASC 860, (formerly Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and extinguishment of Liabilities”).

Principal payments on bonds are dictated by amortization tables set forth in the bond documents.  If no principal amortization is required during the bond term, the outstanding principal balance is required to be paid in a lump sum payment at maturity or at such earlier time as defined under the bond documents.  The bonds typically contain provisions that prohibit prepayment of the bond for a specified period of time.  These investments are classified as available-for-sale securities and are reported at fair value, in accordance with ASC No. 320, “Investments – Debt and Equity Securities” (formerly Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities).

The following table summarizes the investments in bonds and the related unrealized gains at December 31, 2009, 2008 and 2007:

	December 31, 2009
(in thousands)	Amortized Cost (1)	Unrealized Gains	Fair Value
Mortgage revenue bonds	$1,170,180	$40,517	$1,210,697
Other municipal bonds	117,694	19,742	137,436
Total	$1,287,874	$60,259	$1,348,133

	December 31, 2008
(in thousands)	Amortized Cost (1)	Unrealized Gains	Fair Value
Mortgage revenue bonds	$1,294,644	$48,103	$1,342,747
Other municipal bonds	83,153	539	83,692
Total	$1,377,797	$48,642	$1,426,439

	December 31, 2007
(in thousands)	Amortized Cost (1)	Unrealized Gains	Fair Value
Mortgage revenue bonds	$1,481,941	$87,871	$1,569,812
Other municipal bonds	535,509	4,969	540,478
Retained interests in securitized bonds	2,872	249	3,121
Total	$2,020,322	$93,089	$2,113,411

(1)
Unrealized losses that were recorded as other than temporary impairment are included in the amortized cost amounts and are $169.9 million, $137.3 million and $54.1 million at December 31, 2009, 2008 and 2007, respectively.

Mortgage Revenue Bonds

Mortgage revenue bonds are issued by state and local governments or their agencies or authorities to finance multifamily housing.  Mortgage revenue bonds may be secured by a first mortgage or by a subordinate mortgage on the underlying properties.  For subordinate mortgages, the payment of debt service on the bonds occurs only after payment of senior obligations which have priority to the cash flow of the underlying collateral.  The Company’s subordinate bonds had an aggregate fair value of $40.5 million, $43.7 million and $52.3 million at December 31, 2009, 2008 and 2007, respectively.  The Company’s rights under the mortgage revenue bonds are defined by the contractual terms of the underlying mortgage loans, which are pledged to the bond issuer and assigned to a trustee for the benefit of bondholders to secure the payment of debt service (any combination of interest and/or principal as laid out in the trust indenture) on the bonds.  The mortgage loans are not assignable unless the bondholder has consented.

Mortgage revenue bonds can be non-participating or participating.  Participating mortgage revenue bonds allow the Company to receive additional interest from net property cash flows in addition to the base interest rate.  Both the stated and participating interest on the Company’s mortgage revenue bonds are exempt from federal income tax, although this income may be included as part of a taxpayer’s alternative minimum tax for federal income tax purposes.  The Company’s participating mortgage revenue bonds had an aggregate fair value of $52.6 million, $82.0 million and $107.4 million at December 31, 2009, 2008 and 2007, respectively.

Other Municipal Bonds

Other municipal bonds are issued by community development districts or other municipal issuers to finance the development of community infrastructure supporting single-family housing and mixed-use and commercial developments such as storm water management systems, roads and community recreational facilities.  Some of the other municipal bonds are secured by specific payments or assessments pledged by the community development districts that issue the bonds or incremental tax revenue generated by the underlying projects.  The pledge of “ad valorem” taxes and assessments is senior to any first mortgage real estate debt.

Retained Interests in Securitized Bonds

Retained interests in securitized bonds represent transactions where the Company transferred other municipal bonds, retained the subordinated residual interests and accounted for the transfers as sales. The cash received by the Company’s retained interests in securitized bonds for the years-ended December 31, 2009, 2008 and 2007 were zero, $1.2 million and $1.6 million, respectively. The Company had no new asset transfers with retained interests during years-ended December 31, 2009, 2008 and 2007.

Maturity

The following table summarizes, by contractual maturity, the amortized cost and fair value of bonds available-for-sale at December 31, 2009.  Some bonds include provisions that allow the borrowers to prepay at a premium or at par and provisions that permit the bondholder to cause the borrower to redeem the bonds prior to the stated maturity date.

	December 31, 2009
(in thousands)	Amortized Cost		Fair Value
Non-Amortizing:
Due in less than one year	$	−	$	−
Due between one and five years		−		−
Due between five and ten years		−		−
Due after ten years		22,881		40,849
Amortizing:
Due at stated maturity dates between October 2013 and June 2056		1,264,993		1,307,284
		$1,287,874		$1,348,133

Non-Accrual Bonds

The carrying value of bonds on non-accrual was $78.2 million, $17.0 million and $45.6 million at December 31, 2009, 2008 and 2007, respectively.  During the period in which these bonds were on non-accrual, the Company recognized interest income of $0.8 million and $1.4 million for the years-ended December 31, 2008 and 2007, respectively.  The interest income recognized in 2009 related to non-accrual bonds was de minimis.

Bond Sales

The Company recorded cash proceeds on sales and redemptions of bonds of $38.0 million, $51.9 million and $66.9 million for the years-ended December 31, 2009, 2008 and 2007, respectively.

Provided in the table below are unrealized and realized gains and losses recorded through “Impairment on bonds” and “Net losses on bonds” for bonds sold or redeemed during the years-ended December 31, 2009, 2008 and 2007, as well as for bonds still in our portfolio at December 31, 2009, 2008 and 2007, respectively.

	For the years-ended December 31,
(in thousands)	2009	2008	2007
Bond impairment recognized on bonds held at each period-end	$(39,456)	$(105,998)	$(26,195)
Bond impairment recognized on bonds sold/redeemed during each period	(2,018)	(20,938)	(876)
Losses recognized at time of sale/redemption	(4,732)	(20,777)	(178)
Gains recognized at time of sale/redemption	1,483	6,268	6,685
Total net losses on bonds	$(44,723)	$(141,445)	$(20,564)

Unfunded Bond Commitments

Unfunded bond commitments are agreements to fund construction or renovation of properties securing the bonds over the construction or renovation period.  At December 31, 2009, 2008 and 2007, the aggregate unfunded bond commitments totaled approximately $6.0 million, $40.8 million and $104.2 million, respectively.  At July 1, 2010, there were no unfunded bond commitments.

NOTE 3—LOANS HELD FOR INVESTMENT AND LOANS HELD FOR SALE

The Company’s taxable lending business historically consisted of lending to the multifamily housing market, originations or sales of multifamily loans to or insured by Fannie Mae, Freddie Mac, HUD, Ginnie Mae or the Federal Housing Administration (“FHA”) and commercial real estate lending on a variety of asset types.  The Company sold its Agency Lending business in May 2009 and therefore the Company no longer originates, sells or services loans for the Agencies, Ginnie Mae or FHA.  The Company’s commercial real estate lending business was shut down in 2008 due to the severe market conditions that the Company has experienced in the past several years.  The Company historically disaggregated its lending portfolio into four categories: construction, permanent, bridge and other loans, defined as follows.

Construction loans are short-term or interim financing provided primarily to builders and developers of multifamily housing and other property types for the construction and lease-up of the property.

Permanent loans are used to pay off the construction loans upon the completion of construction and lease-up of the property or to refinance existing stabilized properties.

Bridge loans are short-term or intermediate term loans secured with either a first mortgage position or a subordinated position. These loans are used primarily to finance the acquisition and improvements on transitional properties until their conversion to permanent financing.

Other loans are primarily pre-development loans and land or land development loans.  Pre-development loans are loans to developers to fund up-front costs to help them secure a property before they are ready to fully develop it.  Land or land development loans are used to fund the purchase or the purchase and costs of utilities, roads and other infrastructure and are typically repaid from lot sales.

See Note 20, “Consolidated Funds and Ventures” for discussion of the Company’s loans related to consolidated funds and ventures.

Loans Held for Sale

The Company classified all loans as HFS at December 31, 2007, except for loans that were legally sold and failed to receive sale accounting.  At December 31, 2007 and continuing through December 31, 2009, the Company believes it no longer has both the ability and the intent to hold its loans for the foreseeable future or to maturity due to the uncertainty in the market place coupled with the Company’s liquidity concerns.

The following table summarizes the cost basis of loans held for sale by loan type and the LOCOM adjustment to record these loans at the lower of cost or market at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Construction	$49,388	$67,704	$163,252
Permanent	17,850	37,051	142,026
Bridge	3,230	125,925	173,717
Other	26,134	27,521	43,634
	96,602	258,201	522,629
LOCOM Adjustment	(32,582)	(15,895)	(8,638)
Loans held for sale, net	$64,020	$242,306	$513,991

Outstanding loan balances include unearned income and net deferred fees of $1.3 million, $2.8 million and $3.6 million at December 31, 2009, 2008 and 2007, respectively.

The carrying value of non-accrual loans was $11.6 million, $16.9 million and $71.4 million at December 31, 2009, 2008 and 2007, respectively.

The Company recorded cash proceeds on loan sales and pay-offs of $147.6 million, $1.0 billion and $1.1 billion and corresponding net gains on loan sales and pay-offs of $4.3 million, $15.5 million and $31.6 million for the years-ended December 31, 2009, 2008 and 2007, respectively.  Of these amounts, $2.2 million, $19.0 million and $19.8 million of gains are related to discontinued operations for the years-ended December 31, 2009, 2008 and 2007, respectively.

Loans classified as HFS are evaluated at each period-end on an individual loan basis to determine the lower of cost or market with any excess of cost over fair value recognized as a reduction to income through “Net gains (losses) on loans” and a corresponding reduction to the loan balance.

The following table summarizes the activity in LOCOM adjustments (all reported through continuing operations) for the years-ended December 31, 2009, 2008 and 2007:

	For the years-ended December 31
(in thousands)	2009	2008	2007
Balance-January 1,	$15,894	$8,638	$	−
LOCOM adjustments	16,622	12,946		8,638
Recoveries and (charge-offs), net	66	(5,689)		−
Balance-December 31,	$32,582	$15,895		$8,638

Loans Held for Investment

The following table summarizes loans held for investment by loan type at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Construction	$56,938	$81,848	$81,546
Permanent	3,617	3,769	4,214
Bridge	15,663	79,595	95,960
Other	18,978	19,868	18,303
	95,196	185,080	200,023
Allowance for loan losses	(29,238)	(70,044)	(36,874)
Loans held for investment, net	$65,958	$115,036	$163,149

Outstanding loan balances include unearned income and net deferred fees of $0.5 million, $1.6 million and $2.0 million at December 31, 2009, 2008 and 2007, respectively.

The carrying value of non-accrual loans was $20.7 million, $47.7 million and $44.2 million at December 31, 2009, 2008 and 2007, respectively.

The following table summarizes information about loans held for investment which were specifically identified as impaired at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Impaired loans with a specific reserve	$31,803	$82,420	$54,028
Impaired loans without a specific reserve (1)	21,777	35,325	27,091
Total impaired loans	$53,580	$117,745	$81,119

Average carrying value of impaired loans	$57,370	$117,389	$59,550

(1)
A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement; however, when the discounted cash flows, collateral value or market price equals or exceeds the carrying value of the loan, the loan does not require a specific reserve.

The Company recognized $3.3 million, $5.3 million and $7.0 million of interest income on impaired loans for the years-ended December 31, 2009, 2008 and 2007, respectively.

The following table summarizes the activity in the allowance for loan losses for the years-ended December 31, 2009, 2008 and 2007:

	For the years-ended December 31,
(in thousands)	2009	2008	2007
Balance-January 1,	$70,044	$36,874	$10,877
Provision for loan losses	1,343	32,864	50,380 (1)
(Charge-offs) and recoveries, net	(42,149)	306	(1,428)
Transfer of HFI loans to HFS loans	−	−	(22,955)
Balance-December 31,	$29,238	$70,044	$36,874

(1)
Does not include a $0.6 million provision reduction related to the release of reserves for unfunded loan commitments that was recorded in 2007.  The reserve for unfunded loan commitments is recorded through “Other liabilities.”

Unfunded Loan Commitments

Unfunded loan commitments are agreements to fund construction or renovation of properties securing certain loans. At December 31, 2009, 2008 and 2007, the total unfunded loan commitments for performing HFI loans were $0.8 million, $10.1 million and $27.1 million, respectively. The total unfunded commitments for performing HFS loans at December 31, 2009, 2008 and 2007, were $0.3 million, $2.1 million and $89.8 million, respectively.

There were commitments to lend additional funds to borrowers whose loans were impaired. At December 31, 2009, 2008 and 2007, the total unfunded loan commitments for impaired HFI loans were $0.6 million, $1.3 million and $0.5 million, respectively. The total unfunded loan commitments for impaired HFS loans at December 31, 2009, 2008 and 2007 were $2.3 million, $3.1 million and $2.5 million, respectively. In connection with the specific loan impairment analyses, the Company considers whether such unfunded commitments should be reserved for at each balance sheet date. The Company determined that no reserves for unfunded loan commitments were necessary at December 31, 2009, 2008 and 2007.

In addition, the Company issued interest rate lock commitments to extend credit to borrowers for loans to be designated as held for sale of zero, $217.2 million and $328.7 million at December 31, 2009, 2008 and 2007, respectively. These interest rate lock commitments are accounted for as derivatives. See Note 9, “Derivative Financial Instruments” for further detail.

Agency Lending Programs

In May 2009 the Company sold its Agency Lending business to a third party.  Prior to that, the Company conducted lending activities through certain subsidiaries that originated permanent loans on behalf of, for sale to, or insured by Agencies under their respective programs.

Loans originated in conjunction with these programs were underwritten and structured in accordance with the terms of these programs.  The off-balance sheet loan portfolio that the Company serviced related to these programs was zero, $6.7 billion and $5.7 billion at December 31, 2009, 2008 and 2007, respectively.  Prior to the sale of the Agency Lending business, the Company’s subsidiary, MMA Mortgage Investment Corporation (“MMIC”), was required to meet certain requirements including providing financial statements, maintaining a minimum net worth, maintaining established levels of liquidity and insurance coverage and providing collateral to a custodian.  MMIC met those financial reporting requirements and was in compliance with the various financial and other conditions as required by these Agency lending programs up through the sale of the business.

NOTE 4— INVESTMENTS IN PREFERRED STOCK

As partial consideration for the Company’s sale of its Agency Lending business, on May 15, 2009, the Company received three series of preferred stock from the purchaser with a par amount of $47.0 million: Series A Preferred units of $15.0 million, Series B Preferred units of $15.0 million and Series C Preferred units of $17.0 million, which entitles the Company to receive cumulative quarterly cash distributions at annualized rates of 17.5%, 14.5% and 11.5%, respectively.  As part of the Company’s sale of its Agency Lending business, the Company agreed to reimburse the purchaser up to a maximum of $30.0 million over the first four years after the sale date (expiring May 15, 2013), for payments the purchaser may be required to make under loss sharing arrangements with Fannie Mae and other government-sponsored enterprises or agencies with regard to loans they purchased from us.  The Series B and Series C preferred stock agreements have a provision that provides for this loss sharing reimbursement to be satisfied, if necessary, by cancellation of Series C Preferred units and then Series B Preferred units, rather than by cash.  The fair value of the preferred stock on May 15, 2009 was estimated at $37.7 million. This amount includes a $9.3 million reduction against the $47.0 million par amount for the estimated exposure associated with the loss sharing arrangement. The Company accounts for the preferred stock using the historical cost approach and tests for impairment at each balance sheet date.  An impairment loss is recognized if the carrying amount of the preferred stock is not recoverable and exceeds its fair value.  At December 31, 2009 the carrying value of the preferred stock was $36.9 million as the Company recorded an impairment charge of $0.8 million associated with an increase in the estimated exposures associated with the loss sharing arrangement.  During the first nine months of 2010, the Company cancelled $1.0 million in Series C Preferred units to settle realized losses under the loss sharing arrangement.  In May 2010, pursuant to the Series C agreement, $2.0 million of Series C Preferred units were redeemed as a result of the Company’s release of certain letters of credit.

The Company is also obligated to fund losses on specific loans identified at the sale date that are not part of the $30.0 million loss reimbursement.  The Company accounts for this obligation as a guarantee obligation and at December 31, 2009 the fair value of this obligation was $1.0 million (with a maximum exposure of $5 million).  See Note 13, “Guarantees and Collateral.”  At the time of sale, the Company deposited $2.3 million in an escrow account with the purchaser as support for this potential obligation.  From the sale date to September 30, 2010, the Company incurred $1.2 million in realized losses related to these specific loans.

The Company accrues income based on the contractual terms of the preferred stock and recorded income of $4.2 million through “Other income” for the year-ended December 31, 2009.

NOTE 5— INVESTMENTS IN UNCONSOLIDATED VENTURES

The Company has invested in certain entities as outlined in the table below.  These entities are not consolidated by the Company, as the Company does not control the entity and the Company is not the primary beneficiary for those entities that are VIEs.  The following table summarizes the investments in unconsolidated ventures at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Investments in Real Estate Related Entities	$66	$14,680	$35,610
Investments in unconsolidated Lower Tier Property Partnerships (1)	−	84,992	358,705
Investments in Common Stock of Special Purpose Financing Entities	−	2,750	2,750
Total investment in unconsolidated ventures	$66	$102,422	$397,065

(1)
Included in Investments in unconsolidated Lower Tier Property Partnerships are unfunded equity commitments of $82.4 million and $286.1 million at   December 31, 2008 and 2007, respectively.  The Company’s total loan investment, including commitments to lend to these partnerships was $3.7 million and $120.2 million at December 31, 2008 and 2007, respectively.  The Company’s total bond investment, including commitments to advance to these partnerships was $49.5 million and $52.3 million at December 31, 2008 and 2007, respectively.

Investments in Real Estate Related Entities

The Company has investments in real estate funds or partnerships that invest in debt and equity instruments related to commercial real estate.  At December 31, 2009, the Company has disposed of all of its interests in these entities, except for a 0.1% interest in one of these ventures.

Investments in unconsolidated Lower Tier Property Partnerships

The Company has invested in unconsolidated Lower Tier Property Partnerships as part of the TCE business.  These investments are typically owned by the Company through limited partner interests of 99.99% on a short-term basis until they are placed in a LIHTC Fund.  At December 31, 2008 and 2007, there were 13 and 51 partnerships, respectively, for which the Company held limited partner interests of 99.99%.  The Company did not hold a limited partner interest in any partnerships at December 31, 2009.  In 2008, the Company began selling these assets to third parties in an effort to liquidate the Company’s holdings.  These entities are considered to be VIEs; however, the third party general partners are the primary beneficiaries due to their significant involvement with the entities.  Therefore, the Company does not consolidate these entities and they are accounted for under the equity method.

Investments in Common Stock of Special Purpose Financing Entities

The Company owned $2.7 million of common securities in special purpose financing entities and reports this investment as “Investments in unconsolidated ventures” as the Company does not consolidate these entities.  As discussed more fully in Note 10, “Debt,” these entities were restructured in 2009, and, as a result, the entities were terminated and the common stock was cancelled.  This transaction had no impact on the Company’s earnings given that $2.7 million of the Company’s debt was also cancelled.

Income Summary for the Unconsolidated Ventures

The ventures for which the Company holds an equity investment reported net losses of $22.4 million and $36.4 million for years-ended December 31, 2009 and 2008, respectively and reported net income of $23.8 million for the year-ended December 31, 2007.  The Company recorded losses from investments in unconsolidated ventures of $1.8 million and $5.9 million for the years-ended December 31, 2009 and 2008, respectively, and income of $1.7 million for the year-ended December 31, 2007, of which losses of $0.1 million, $5.2 million and $2.5 million, respectively were included in discontinued operations.

Balance Sheet Summary for the Unconsolidated Ventures

The following table displays the total assets and liabilities related to the ventures for which the Company holds an equity investment at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Investments in unconsolidated ventures:
Total assets (primarily real estate)	$40,103	$603,199	$906,352
Total liabilities (primarily debt)	115	301,593	529,382

NOTE 6—MORTGAGE SERVICING RIGHTS

MSRs are recognized as assets or liabilities when the Company sells loans and retains the right to service the loans.  In addition, the Company acquired MSRs through certain business combinations.  During 2009, the Company sold its mortgage servicing rights portfolio to a third party as part of the sale of the Agency Lending business.  At December 31, 2009, 2008 and 2007, the servicing portfolio balance was zero, $6.7 billion and $5.7 billion, respectively.  The following table shows the activity in the Company’s MSR portfolio for the years-ended December 31, 2009, 2008 and 2007:

	For the years-ended December 31,
(in thousands)	2009		2008	2007
Balance-January 1,		$97,973	$95,110	$72,074
Cumulative effect of change in accounting principle		−	−	18,917
MSRs retained on sales of loans		1,615	18,116	15,741
MSRs applied to acquisition pipeline		−	73	463
Fair value changes in valuation inputs or assumptions		13	(12,152)	(6,995)
Fair value changes due to payments		(633)	(3,174)	(5,090)
MSRs sold through sale of business		(98,968)	−	−
Balance-December 31,	$	−	$97,973	$95,110

Contractual servicing fees and ancillary income recognized through discontinued operations was $7.1 million, $19.0 million and $19.7 million for the years-ended December 31, 2009, 2008 and 2007, respectively.  Declines in the fair value of the MSRs of $15.3 million and $12.1 million were also recorded through discontinued operations for the years-ended December 31, 2008 and 2007, respectively.  The Company also recorded an additional fair value decline of $0.6 million through discontinued operations in 2009 prior to the sale of the Agency Lending business in May 2009.

At December 31, 2008 and 2007, the fair values of MSRs were estimated to be $98.0 million and $95.1 million, respectively. The fair value of MSRs is estimated by calculating the present value of estimated future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on the Company’s own assessment of market data.  The significant assumptions used in estimating the fair values at December 31, 2008 and 2007 were as follows:

	December 31, 2008	December 31, 2007
Weighted-average discount rate	10.93%	11.25%
Weighted-average call protection period	8.7 years	8.3 years
Weighted-average escrow earnings rate	3%	3.8%

Voluntary prepayment risk was reduced by call protection provisions (i.e., lockout, yield maintenance and prepayment penalties) in the underlying loan agreements.  Loan level prepayment curves were created for each loan type to project expected prepayment behavior.  There were no voluntary prepayment rates expected during the lockout period; after the lockout expiration date and if the loan was subject to a prepayment penalty or a yield maintenance provision, a voluntary prepayment rate of 1% to 22.5% was applied depending on the loan rate.  After the expiration of all call protection provisions, a voluntary prepayment rate of 4% to 45% was applied depending on the loan rate.  Default rates were determined based on loan type and loan age.

The table below illustrates hypothetical fair values of MSRs at December 31, 2008 and 2007, respectively caused by assumed immediate changes to key assumptions that are used to determine fair value:

(in thousands)	December 31, 2008	December 31, 2007
Estimated Fair value of MSRs	$97,973	$95,110

Discount rate:
Fair value after impact of +20% change	89,937	86,912
Fair value after impact of +10% change	93,788	90,834

Float and escrow earnings rate:
Fair value after impact of -20% change	93,016	88,856
Fair value after impact of -10% change	95,495	91,983

Prepayment speed:
Fair value after impact of +20% change	95,237	92,486
Fair value after impact of +10% change	96,569	93,764

NOTE 7—ACQUISITIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

Acquisition of George Elkins Mortgage LLC (“GEMB”)

On February 28, 2007, the Company acquired, through a business combination, substantially all of the net assets of GEMB, an independent commercial mortgage broker in California.  The purchase price was $10.5 million, substantially all of which was paid in cash at closing.  The tangible and identifiable intangible assets and liabilities of GEMB at the time of the acquisition were nominal and therefore the entire purchase price was assigned to goodwill.  In December 2008, the Company sold GEMB to certain GEMB employees for nominal consideration.  GEMB’s loan production significantly decreased during 2007, which resulted in the goodwill associated with GEMB being fully impaired during September 2007.

Goodwill

Goodwill represents the excess purchase price over the market value of the net assets acquired in a business combination.  The following table shows the activity in goodwill for years-ended December 31, 2009, 2008 and 2007, by reportable business unit:

(in thousands)	Tax Credit Equity		Agency Lending		Merchant Banking		Total
January 1, 2007		$71,104		$25,539		$5,785		$102,428
Acquisitions		−		−		10,512		10,512
Impairment		−		−		(16,297)		(16,297)
Other (1)		(1,119)		−		−		(1,119)
December 31, 2007		69,985		25,539		−		95,524
Impairment		−		(25,539)		−		(25,539)
December 31, 2008		69,985		−		−		69,985
Sale of business		(69,985)		−		−		(69,985)
December 31, 2009	$	−	$	−	$	−	$	−

(1)	Income tax benefit realized from the amortization of goodwill for tax reporting purposes.

The Company tests goodwill for impairment annually on December 31 or more frequently if circumstances change such that it would be more likely than not that the fair value of a reporting unit has fallen below its carrying value. As a result of  significant decreases in business, the Company determined that all of its Merchant Banking goodwill was impaired in 2007 and that all of its Agency Lending goodwill was impaired in 2008.  The goodwill associated with the Tax Credit Equity reportable segment was a component of the net assets sold related to the TCE business.

Other Intangible Assets

The Company had total other intangible assets, net of $11.3 million and $15.7 million at December 31, 2008 and 2007, respectively, of which $10.7 million in each period were indefinite-lived intangible assets associated with the licenses the  Agency Lending business had with Freddie Mac and Fannie Mae.  These license agreements were sold as part of the Agency Lending business sale.  The remaining intangibles were either written-off or subject to business unit sales in 2009.  At December 31, 2009, the Company had no reported intangible assets.

NOTE 8—OTHER ASSETS

The following table summarizes other assets at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Other assets:
Accrued interest receivable	$13,019	$16,502	$24,133
Property and equipment, net	16,204	19,148	24,851
Federal and state tax receivables	14,945	15,133	13,149
Debt issue costs, net	12,932	15,568	15,250
Real estate owned	12,998	14,281	3,474
Other assets	9,936	19,868	39,141
Total other assets	$80,034	$100,500	$119,998

Property and Equipment, net

Property and equipment are recorded at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets.  Property and equipment includes certain costs associated with the development of solar facilities, as well as certain costs associated with the acquisition or development of internal-use software, capitalized leases and leasehold improvements, including those provided for through tenant improvement allowances from the landlord.  For leasehold improvements, the estimated useful life is the lesser of the remaining lease term or the estimated useful life.

The following table summarizes property and equipment at December 31, 2009, 2008, and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007	Useful Life (in years)
Property and equipment:
Solar facilities in process	$13,813	$11,066	$14,337
Furniture and fixtures	1,455	3,148	3,014	7
Equipment	1,568	2,899	2,944	5 to 7
Leasehold improvements	2,323	7,194	7,264	up to 15
Software	623	1,820	1,815	5
Leased equipment	502	1,048	1,998	1 to 6
	20,284	27,175	31,372
Accumulated depreciation	(4,080)	(8,027)	(6,521)
Total	$16,204	$19,148	$24,851

Total depreciation expense, including amortization of capital lease assets, was $4.3 million (of which $0.2 million was reported through discontinued operations), $2.7 million (of which $1.3 million was reported through discontinued operations), and $2.9 million (of which $1.6 million was reported through discontinued operations) for the years-ended December 31, 2009, 2008 and 2007, respectively.

Real Estate Owned

Real estate owned is comprised of the following at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Land	$5,715	$3,534	$357
Building, furniture and fixtures, net	6,917	10,537	2,997
Other assets	366	210	120
Total	$12,998	$14,281	$3,474

Depreciation expense was $0.2 million, $0.5 million and $0.9 million which is reported through discontinued operations for the years-ended December 31, 2009, 2008 and 2007, respectively.  Buildings are depreciated between 28 to 40 years.  Furniture and fixtures are depreciated between five to 15 years.

The Company recognized impairment losses of $3.6 million (of which $0.2 million was reported through discontinued operations), and $8.9 million (of which $5.8 was reported through discontinued operations) for the years-ended December 31, 2009 and 2008, respectively.  There were no impairment losses recorded for the year-ended December 31, 2007.

NOTE 9— DERIVATIVE FINANCIAL INSTRUMENTS

In the past, the Company has entered into various types of derivative transactions.  These derivative transactions are largely comprised of interest rate swaps as well as interest rate lock commitments and forward loan sales commitments.  The Company entered into these transactions to reduce interest rate risk which is more fully discussed below.  None of the Company’s derivatives are treated as accounting hedges and therefore all changes in fair value are recorded through “Net gains (losses) on derivatives.”  Information pertaining to derivative balances is summarized in the following tables.

	December 31, 2009			December 31, 2008			December 31, 2007
	Notional Amount	Fair Value		Notional Amount	Fair Value		Notional Amount	Fair Value
(in thousands)		Assets	Liabilities		Assets	Liabilities		Assets	Liabilities

Interest rate swaps	$341,856	$6,154	$17,530	$458,945	$7,168	$33,514	$915,485	$2,557	$24,785
Interest rate lock commitments	−	−	−	217,172	3,125	586	328,678	8,849	37
Forward loan sales commitments	−	−	−	158,187	674	3,444	292,164	17	9,525
Share price guarantee	−	−	−	−	−	−	7,679	−	3,722
Put options	7,970	−	60	14,574	−	4,952	14,574	−	4,945
Total return swaps	8,058	137	−	37,319	343	−	37,855	−	320
Embedded derivatives:
Gain share arrangements	839,081	−	456	963,871	−	584	1,561,368	−	1,875
Option to extend debt maturity	11,250	−	403	−	−	−	−	−	−
Total derivative financial instruments		$6,291	$18,449		$11,310	$43,080		$11,423	$45,209

The following table summarizes derivative activity for the years-ended December 31, 2009, 2008 and 2007.

	December 31, 2009			December 31, 2008			December 31, 2007
	Realized/ Unrealized Gains (Losses) Reported Through:			Realized/ Unrealized Gains (Losses) Reported Through:			Realized/ Unrealized Gains (Losses) Reported Through:
(in thousands)	Continuing Operations	Discontinued Operations		Continuing Operations	Discontinued Operations		Continuing Operations	Discontinued Operations

Interest rate swaps (1)	$1,902	$	−	$(31,862)	$	−	$(20,728)	$	−
Interest rate lock commitments	−		(7,041)	(208)		(4,783)	250		15,629
Forward loan sales commitments	−		6,688	−		7,269	−		(18,703)
Share price guarantee	−		−	−		(733)	−		(8,033)
Put options	1		−	(8)		−	2,869		−
Bond purchase agreements	−		−	−		−	(1,433)		−
Total return swaps (1)	99		−	2,220		−	950		−
Embedded derivatives:
Gain share arrangements	128		−	1,250		−	1,369		−
Option to extend debt maturity	109		−	−		−	−		−
Total	$2,239		$(353)	$(28,608)		$1,753	$(16,723)		$(11,107)

(1)
The cash paid and received on both interest rate swaps and total return swaps is settled on a net basis and recorded through “Net gains (losses) on derivatives.”  Net cash paid was $8.5 million and $5.9 million for years-ended December 31, 2009 and 2008, respectively.  Net cash received was $2.1 million for the year-ended December 31, 2007.

Interest Rate Swaps

Interest rate swaps are executed to reduce the interest rate risk associated with the variable rate interest on the debt owed to senior interests in securitization trusts.  However, a significant portion of this variable rate exposure is not mitigated by interest rate swaps or caps and the Company does not have the credit standing to enter into any new interest rate swaps and the Company has limited liquidity to purchase any new interest rate caps.

Under the interest rate swap contracts, the Company typically receives a variable rate and pays a fixed rate.  The rate that the Company receives from the counterparty will generally offset the rate that the Company pays its debt instruments.  Therefore, interest rate swaps effectively convert variable rate debt to fixed rate debt.  The Company’s interest rate swaps are generally indexed on a variable rate based on the weekly Securities Industry and Financial Markets Association Municipal Swap Index (an index of weekly tax-exempt variable rates (“SIFMA”)) or the London Interbank Offer Rate (“LIBOR”), and the fixed rate is based on SIFMA or LIBOR for the specific term of the swap.

All of the Company’s interest rate swap agreements are entered into under the International Swap Dealers Association’s standard master agreements (“ISDAs”), including supplemental schedules and confirmations to these agreements.  At December 31, 2009, the Company had interest rate swap contracts with the Counterparty totaling $332.5 million (notional) and a net fair value obligation of $11.4 million where the supplemental schedules to the ISDAs require the Company to maintain a minimum net asset value.  Without a forbearance agreement, the lack of compliance with this covenant permits the Counterparty to terminate the interest rate swaps.  On June 9, 2010, the Company entered into a forbearance agreement with the Counterparty that waived compliance with the net asset value requirement until the earlier of June 30, 2011 or the date TEB meets the $25 million Retained Distribution requirement (as required under TEB’s March 25, 2010 amended operating agreement).  TEB met this requirement on September 30, 2010 and on December 8, 2010, the Company entered into an amended and restated forbearance agreement with the Counterparty that, among other things, extends the forbearance date to the earlier of June 30, 2012 or when TEB is in compliance with its leverage and liquidation incurrence ratios.

On October 29, 2010, the Company entered into a put option that provides the Counterparty the ability to require the Company, on various exercise dates between February 10, 2011 and August 10, 2011, to pay cash to the Counterparty for the difference between 86.5% and the fair value of the Series B-1 mandatory redeemable preferred stock issued by TEB (original par of $8.0 million) on the exercise dates.  The Company does not have the obligation to purchase these shares from the Counterparty, nor does the Counterparty have the right to put these shares to the Company; however, the Counterparty may sell these shares to the Company at fair value in the future.  The Company will account for the put obligation as a derivative and therefore will record it initially and thereafter at fair value.

Interest Rate Lock Commitments

When the Company originates construction loans, it generally enters into interest rate lock commitments (“IRLCs”) related to permanent loans upon completion of construction.  IRLCs are legally binding commitments whereby the Company, as the lender, agrees to extend credit to a borrower under certain specified terms and conditions in which the interest rate and the maximum amount of the loan are set prior to funding.  Some of the IRLCs contain interest rate collars whereby the interest rate on the loan is subject to a cap and floor prior to the actual rate lock date.  IRLCs that relate to loans to be originated that will be classified as held for sale are considered derivative instruments.

Forward Loan Sales Commitments

IRLCs for loans expose the Company to the risk that the price of the loans underlying the commitments might decline from inception of the rate lock to funding and sale of the loans due to changes in interest rates.  To protect against this risk, the Company uses forward loan sales commitments to economically hedge the risk of potential changes in the value of the loans.  These forward loan sales commitments fix the forward sales price that will be realized upon sale thereby reducing the interest rate risk and price risk to the Company.  The majority of the Company’s forward loan sales commitments are with the Agencies.  The changes in the fair value of these forward loan sales commitments are expected to offset changes in the fair value of the IRLCs on loans.  It is the Company’s intention to deliver the loans pursuant to the forward sale commitments whenever possible.

Share Price Guarantee under a Separation Agreement

On January 31, 2007, the Company entered into a Separation Agreement with two employees who were the selling shareholders of Glaser Financial Group, a company MuniMae acquired in 2005.  The Separation Agreement provided for the settlement of the remaining two installments of the deferred purchase price and the acceleration of an earn-out payment, both in MuniMae common stock.

As part of the Separation Agreement, the Company guaranteed a share price of $28.50 for the shares issued with respect to the deferred purchase price (472,068 shares) as well as those shares issued with respect to the earn-out (157,356 shares).  The Company guaranteed the share price for 120 days following the date on which the selling shareholders could first sell the shares (determined to be November 7, 2007).  The share price guarantee is accounted for as a derivative.  On November 7, 2007, the selling shareholders began selling the shares in permitted installments.  The Company recorded derivative losses related to the share price guarantee of $0.7 million and $8.0 million for the years-ended December 31, 2008 and 2007, respectively.  At December 31, 2008, the Company had no further obligation under this guarantee.

Put Options

The Company has occasionally entered into written put option agreements with counterparties whereby the counterparty has the right to sell an underlying investment at a specified price, which the Company is obligated to purchase.  In general, the Company may either net settle the put or take possession of the assets underlying the agreement.

Bond Purchase Commitments

Starting in September of 2001, the Company began to originate Community District Development (“CDD”) bonds and in 2003, it began to purchase these bonds in the secondary market.  As part of this program, the Company originated and purchased CDD bonds that had draws that were subsequent to the initial closing date, often two and three years after the initial closing.  Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, commitments to purchase bonds with a fixed coupon rate at a future date, for a set price, are derivatives.  At December 31, 2009, 2008 and 2007, the Company had no outstanding commitments.

Total Return Swaps

The Company occasionally enters into total return swaps.  Total return swaps are agreements in which one party makes payments based on a set rate (fixed or variable), while the other party makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains.  Total return swaps allow the party receiving the total return to benefit from a reference asset without actually having legal ownership.  The Company had one total return swap accounted for as a derivative outstanding at December 31, 2009 and two at December 31, 2008 and 2007.

Embedded Derivatives

Gain Share Arrangements

The Company issues debt through senior interests in securitization trusts which have features that entitle the debt holders to a portion of any increase in the value of the bonds held by that trust upon the sale of the bonds or termination of the trust.  The Company also issues mandatorily redeemable preferred shares containing similar features that entitle holders to the distribution of a portion of the Company’s net capital gains.  These gain share features are embedded derivative instruments that are required to be bifurcated and accounted for separately as derivative liabilities, with changes in fair value included in earnings.

Option to Extend Debt Maturity

During November 2009, as part of an overall debt restructuring, the Company entered an agreement with a lender that provided the Company an option to extend its current financing.  The Company concluded that this particular option met the definition of an embedded derivative because it provided the Company a unilateral ability to significantly extend the remaining term to maturity, relative to the original term of the loan, at rates below market.  Therefore, this embedded derivative instrument was bifurcated and accounted for separately at fair value, with changes in fair value included in earnings.

NOTE 10—DEBT

The table below summarizes the Company’s outstanding debt balances, the weighted-average interest rates and term dates at December 31, 2009, 2008 and 2007.

(in thousands)	December 31, 2009	Weighted-Average Interest Rate at Period-End (1)	December 31, 2008	Weighted- Average Interest Rate at Period-End (1)	December 31, 2007	Weighted- Average Interest Rate at Period-End(1)

Senior interests and debt owed to securitization trusts:
Due within one year (2)	$10,940	2.4%	$68,896	4.1%	$12,955	3.9%
Due after one year (2)	798,895	0.8	858,956	1.9	1,516,859	4.2
Mandatorily redeemable preferred shares(3):
Due within one year	6,839	7.1	1,635	6.7	−	−
Due after one year	154,027	7.5	160,615	7.1	162,230	7.1
Notes payable and other debt:
Due within one year	183,153	8.1	173,243	6.3	198,999	6.6
Due after one year	118,935	6.6	196,610	6.0	124,285	6.6
Subordinated debentures(4):
Due after one year	175,127	8.8	175,500	8.6	175,500	8.6
Line of credit facilities:
Due within one year	−	−	102,241	6.3	244,603	6.0
Due after one year	−	−	20,835	7.2	55,440	7.4
Total	$1,447,916		$1,758,531		$2,490,871

(1)
Certain institutions provide the Company with interest credits based on balances held in escrow related to the Company’s loan servicing portfolio for 2007, 2008 and up through the sale of the Agency Lending business in 2009.  These credits are used to offset amounts charged for interest expense on outstanding line of credit balances.  The weighted-average interest rates exclude the effects of any such interest credits.

(2)
The Company also incurs on-going fees related to credit enhancement, liquidity, custodian, trustee and remarketing as well as upfront debt issuance costs, which when added to the weighted average interest rate brings the overall weighted average interest expense (due within one year) to 3.2%, 4.7% and 4.6% at December 31, 2009, 2008 and 2007, respectively.  These additional fees bring the weighted average interest rate (due after one year) to 2.0%, 3.1% and 4.7% at December 31, 2009, 2008 and 2007, respectively.

(3)	Included in the mandatorily redeemable preferred shares balance are unamortized discounts of $5.5 million, $5.7 million and $5.8 million at December 31, 2009, 2008 and 2007, respectively.

(4)
Included in the subordinated debentures is an unamortized discount of $24.4 million at December 31, 2009.  (See table below which shows that the total principal due will ultimately be $199.5 million.)  There was no discount related to this debt prior to its restructuring in 2009.

Senior Interests and Debt Owed to Securitization Trusts

The Company securitizes bonds primarily through several programs and under each program the Company transfers bonds into a trust, receives cash proceeds from the sales of the senior interests and retains the subordinated interests.  To increase the attractiveness of the senior interests to investors, the senior interests are credit enhanced or insured by a third party.  Substantially all of the senior interests are variable rate debt. The residual interests the Company retains are subordinated securities entitled to the net cash flow of each trust after the payment of trust expenses and interest on the senior certificates.  For certain programs, a liquidity provider agrees to acquire the senior certificates upon a failed remarketing or in the event of other mandatory tender events.

The liquidity facilities range in term from one to ten years and those with one-year terms are renewable annually by the liquidity providers.  If the liquidity provider does not renew the liquidity facility, the Company would be forced to find an alternative liquidity provider, sell the senior interests as fixed rate securities, repurchase the underlying bonds or liquidate the underlying bonds and the Company’s investment in the residual interests.  At December 31, 2009, $763.9 million of the senior interests in the Company’s securitization trusts were subject to annual renewals for the liquidity facility.

At December 31, 2009, of the Company’s $773.3 million floating rate securitizations, approximately 82% have credit enhancement facilities that mature in March 2013, approximately 13% are secured by rated or insured bonds with no credit enhancement facilities, approximately 4% have annually renewable credit enhancement facilities, and the remaining 1% had credit enhancement facilities that matured in July 2010.  If the credit enhancer does not renew the credit enhancement facility, the Company would be forced to find an alternative credit enhancer, repurchase the underlying bonds or liquidate the underlying bonds.

The Company also enters into various forms of interest rate protection in conjunction with these securitization programs through the use of interest rate swap agreements.  See Note 9, “Derivative Financial Instruments” for further information.

Mandatorily Redeemable Preferred Shares

At December 31, 2009, TEB had mandatorily redeemable preferred shares outstanding.  These shares have quarterly distributions which are payable (based on the stated distribution rate) to the extent of TEB’s net income.  For this purpose, net income is defined as TEB’s taxable income, as determined in accordance with the U.S. Internal Revenue Code, plus any income that is exempt from federal taxation, but excluding gains from the sale of assets.  In addition to quarterly distributions, the holders of the cumulative mandatorily redeemable preferred shares receive an annual capital gains distribution equal to an aggregate of 10% of any realized net capital gains during the immediately preceding taxable year, if any.  There were no capital gains distributions for the years-ended December 31, 2009, 2008 and 2007.

The table below summarizes the terms of the cumulative mandatorily redeemable preferred shares issued by TEB at December 31, 2009:

	Issue Date	Number of Shares	Liquidation Amount Per Share	Annual Distribution Rate	Annual Aggregate Distribution and Redemption Rate	Next Remarketing/ Mandatory Tender Date		Mandatory Redemption Date
Series A Mandatorily Redeemable Preferred Shares	May 27, 1999	42	$2,000,000	7.50%	12.68%	June 30, 2010	(1)	June 30, 2049
Series A-1 Mandatorily Redeemable Preferred Shares	October 9, 2001	8	2,000,000	6.30	20.00	June 30, 2010	(1)	June 30, 2049
Series B Mandatorily Redeemable Preferred Shares	June 2, 2000	30	2,000,000	7.75	N/A	November 1, 2010	(1)	June 30, 2050
Series B-1 Mandatorily Redeemable Preferred Shares	October 9, 2001	4	2,000,000	6.80	N/A	November 1, 2010	(1)	June 30, 2050

(1)	Dates at December 31, 2009. See further details below.

The Series A and A-1 cumulative mandatorily redeemable preferred shares and the Series A-2, A-3 and A-4 cumulative perpetual preferred shares are all of equal priority.  See Note 15, “Equity” for the terms related to the perpetual preferred shares.  Series B and B-1 cumulative mandatorily redeemable preferred shares and the Series B-2 and B-3 cumulative perpetually preferred shares are all of equal priority and are junior to Series A and A-1 cumulative mandatorily redeemable preferred shares and the Series A-2, A-3, and A-4 cumulative perpetual preferred shares.  Unlike the cumulative mandatorily redeemable preferred shares, the cumulative perpetual preferred shares are included in equity.  See Note 15, “Equity.”

The cumulative mandatorily redeemable preferred shares are subject to remarketing on the dates specified in the table above.  On the remarketing date, the remarketing agent will seek to remarket the shares at the lowest distribution rate that would result in a resale of the cumulative mandatorily redeemable preferred shares at a price equal to par plus all accrued but unpaid dividends, subject to a cap.  If the remarketing agent is unable to successfully remarket these shares, distributions could increase and this increase could adversely impact our financial condition and results of operations.  Except as described below, the cumulative mandatorily redeemable preferred shares are not redeemable prior to the remarketing dates.

Effective June 30, 2009, the Series Exhibits for Series A and A-1 were amended and restated. The amendment for Series A increased the distribution rate from 6.875% to 7.5% effective July 1, 2009 on the outstanding mandatorily redeemable preferred shares and provided for redemptions of shares beginning in October 31, 2009 and continuing through October 31, 2021, for an annual aggregate distribution and redemption rate of 12.68% (representing a 7.5% distribution rate and a 5.18% principal reduction). The amendment for Series A-1 provides for redemption of shares beginning in October 31, 2009 and continuing through October 31, 2015, for an annual distribution and redemption rate of 20% (representing an unchanged distribution rate of 6.3% and a 13.7% principal reduction). The Company entered into these amendments due to current market conditions because it was not confident that a remarketing of such securities would be successful. The Company may elect to conduct a remarketing at any time following these amendments subject to certain procedural requirements set forth in the Amended and Restated Series A Exhibit and the Amended and Restated Series A-1 Exhibit, respectively; however, the Company must conduct a remarketing annually and if unsuccessful, on each anniversary thereof until a successful remarketing occurs. The holders of a majority of the outstanding Series A and A-1 shares, voting separately, elected to waive the June 30, 2010 remarketing requirement. As a result, the next mandatory remarketing date for the Series A and A-1 Preferred Shares will occur on June 30, 2011.

The Series Exhibits for Series B and B-1 were subject to remarketing on November 1, 2010.  Effective November 1, 2010, the distribution rate on the Series B and B-1 increased from 7.75% and 6.8%, respectively, to 9.56% for one year.  The holders of a majority of the outstanding Series B and B-1 shares, voting separately, elected to waive the November 1, 2010 remarking requirement.  As a result, the next mandatory remarketing date for the Series B and B-1 Preferred Shares will occur on November 1, 2011.

Notes Payable and Other Debt

This debt is primarily related to secured borrowings collateralized by various assets, primarily real estate notes held by the Company and secured by commercial real estate projects.  In most cases, the Company has guaranteed the debt or is the direct borrower.

Subordinated Debentures

One of the Company’s consolidated wholly owned subsidiaries, MMA Financial Holdings, Inc. (“MFH”), formed special purpose financing entities (“Trusts”) that issued preferred securities to qualified institutional investors.

The Trusts used the proceeds from the offerings to purchase junior subordinated debentures (“Debentures”) issued by MFH with substantially the same economic terms as the preferred securities. The Debentures are unsecured obligations of MFH and are subordinated to all of MFH’s existing and future senior debt. MuniMae, as the ultimate parent of MFH, has fully and unconditionally guaranteed all of MFH’s obligations on the Debentures, subject to the holders’ prior exhaustion of remedies against MFH and the Trusts.  In addition, the preferred securities issued by the Trusts are guaranteed by MFH and MuniMae, subject to the same exhaustion requirements.

The Company owns all of the common securities in the Trusts and has recorded $2.8 million as “Investments in unconsolidated ventures” as the Company does not consolidate these Trusts.  Rather, the Company reflects on its balance sheet MFH’s Debentures as obligations to the Trusts.  The Trusts have a receivable from MFH as well as preferred shares issued to institutional investors and common shares issued to the Company.

The following table provides the key terms of the subordinated debentures issued by MFH and reflected on the Company’s balance sheets as well as the preferred securities and common securities issued by the Trusts at December 31, 2008 and 2007.

(in thousands)
Issue Date	Trust	Trust Preferred Securities	Trust Common Securities	Interest Rate	Interest Rate Reset Date	Interest Rate After Interest Reset Date	Optional Redemption Date	MFH Debentures	MFH Debentures Maturity Date
May 2004 and September 2004	MFH Trust I	$84,000	$—	9.5%	May 2014	Greater of 9.5% per annum or 6.0% plus 10 year U.S. Treasury Note rate	May 5, 2014	$84,000	May 5, 2034
March 2005	MFH Trust II	50,000	1,550	8.1	March 2015	3 month LIBOR plus 3.3%	March 30, 2010	51,550	March 30, 2035
June 2005	MFH Trust III	38,750	1,200	7.6	June 2015	3 month LIBOR plus 3.3%	July 30, 2010	39,950	July 30, 2035
Total		$172,750	$2,750					$175,500

MFH paid the original offering costs of $5.2 million related to the preferred securities and these costs are recorded as debt issuance costs and included in “Other assets” in the consolidated balance sheets. The offering costs are amortized to “Interest expense” in the consolidated statements of operations over the expected life of the debt.  Interest expense (including amortization of the offering costs) on the Debentures totaled $15.0 million and $15.1 million for the years-ended December 31, 2008 and 2007, respectively.

During 2009, substantially all of the preferred securities issued by the three MFH Trusts were subject to a troubled debt restructuring and exchanged for debt issued directly by MFH and MMIC.  Outlined below is a summary of the transactions surrounding the $175.5 million in securities issued by the Trusts:

•
$136.7 million of Trust preferred securities were exchanged for $169.2 million of subordinated debentures issued directly by MFH.  The terms of the debt were modified to provide for reduced interest payments for the first 3 years in exchange for higher principal payout at maturity (as well as interim redemptions).  MFH now has a debt obligation directly to the investors as opposed to the Trust.  The carrying amount of MFH’s debt continues to be $136.7 million at the time of the modification; however, the additional $32.5 million of additional principal due at maturity will be amortized into interest expense using the effective interest method with a corresponding increase in the debt balance.

•
$30.0 million of Trust preferred securities were exchanged for $30.0 million of subordinated debentures issued by MMIC.  All other terms remained substantially the same.  The total unamortized debt issuance cost at December 31, 2009 related to this debt was $0.2 million.

•
$5.7 million of Trust preferred securities were bought back from the investors by MFH at 12% of the original principal amount, resulting in a $5.0 million gain on debt extinguishment.  In addition, the Company expensed unamortized debt issuance costs of $0.2 million at time the debt was repurchased.

•	$0.3 million of Trust preferred securities were not restructured and all of the Trusts common securities ($2.8 million) were cancelled.

As a result of the above transactions, the table below represents a summary of the key terms of the subordinated debentures issued by MMIC and MFH and reflected on the Company’s balance sheet at December 31, 2009:

(in thousands)
	Issuance Date	Debenture Principal	Net Discount (1)		Debenture Carrying Value	Interest Rate		Optional Redemption Date	Interim Principal Payments	Debentures Maturity Date	Coupon Interest Rate
MMIC Note; MFH Note to Trust	May 3, 2004 and November 3, 2009	$30,281	$	−	$30,281	9.6%		May 5, 2014	−	May 5, 2034	9.5% to May 2014, then greater of 9.5% or 6.0% plus 10 year Treasury
MFH Note to Investor	July 31, 2009 and August 25, 2009	60,960		(9,160)	51,800	9.8	(2)	May 5, 2014	−	May 5, 2034	0.75% to January 2012, 9.5% to May 2014, then greater of 9.5% or 6.0% plus 10 year Treasury
MFH Note to Investor	June 30, 2009 and July 30, 2009	61,000		(8,460)	52,540	8.2	(2)	March 30, 2010	$8,900 due June 2014	March 30, 2035	0.75% to May 2012, 8.05% to May 2015, then 3 month LIBOR plus 3.3%
MFH Note to Investor	June 30, 2009 and July 30, 2009	47,275		(6,768)	40,506	7.9	(2)	July 30, 2010	$6,500 due July 2014	July 30, 2035	0.75% to May 2012, 7.62% to May 2015, then 3 month LIBOR plus 3.3%
		$199,516		$(24,388)	$175,127	8.8%

(1)
The discount represents the additional principal owed for which no cash proceeds were received ($32.4 million) less the amount of discount that has been amortized through December 31, 2009 ($8.0 million).

(2)	Includes the impact of recognizing the debt discount as interest expense over the life of the debt as well as recognizing the coupon (which resets) on a level yield basis.

Interest expense on the debentures totaled $14.6 million for the year-ended December 31, 2009 of which $6.4 million is current pay and $8.2 million is non-cash effective yield adjustments.

Line of Credit Facilities

The Company has various lines of credit secured by certain Company assets.  Due to the Company’s liquidity issues and the general contraction of available credit in the marketplace, all of the Company’s lines of credit were converted to term loans in 2009 with no additional availability to borrow funds on a revolving basis.  These amended agreements and related borrowings are reflected as notes payable and other debt.

Covenant Compliance and Debt Maturities

As a result of the Company restructuring its debt agreements or obtaining forbearance agreements, the Company is not in default on any of its debt agreements at December 31, 2009.  The Company had debt agreements totaling $61.7 million at December 31, 2009 that had matured, but were subject to forbearance agreements that expire on June 30, 2010 (all of these forbearance agreements were subsequently extended to June 30, 2011).

The following table summarizes the annual principal payment commitments at December 31, 2009:

(in thousands)
2010 (1)	$200,932
2011	94,797
2012	33,528
2013	41,817
2014	35,056
Thereafter	1,041,786
Total	$1,447,916

(1)	Of this amount, $130.2 million represents proceeds from the legal transfer of assets that failed to receive sale accounting and are therefore accounted for as a secured borrowing.

Letters of Credit

The Company has letter of credit facilities with multiple financial institutions and institutional investors that are generally used as a means to pledge collateral to support obligations relating to our bonds, loans and tax credit equity investments.  At December 31, 2009, the Company had $83.4 million in outstanding letters of credit posted as collateral.  Approximately $27.5 million of these letters of credit were returned and closed undrawn during the first half of 2010. The remaining letters of credit have maturity dates in 2011 with the exception of $6.5 million which has a maturity date of September 2017.

NOTE 11—FINANCIAL INSTRUMENTS

The following table provides information about financial assets and liabilities not carried at fair value in our consolidated balance sheets.  Consistent with ASC No. 825, “Financial Instruments” (“ASC 825”) this table excludes non-financial assets and liabilities.

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments.  A description of how the Company estimates fair values is provided below.  These estimates are subjective in nature, involve uncertainties and significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

	December 31, 2009		December 31, 2008		December 31, 2007
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Loans held for investment	$65,958	$65,658	$115,036	$112,508	$163,149	$162,657
Loans held for sale	64,020	64,020	242,306	242,643	513,991	517,549
Investment in preferred stock	36,857	37,205	−	−	−	−
Assets of consolidated funds and ventures:
Loans held for sale	4,375	4,375	6,182	6,182	6,663	6,663

Liabilities:
Line of credit facilities	−	−	123,076	123,076	300,043	300,043
Senior interests and debt owed to securitization trusts	809,835	810,957	927,852	928,499	1,529,814	1,531,517
Notes payable and other debt	302,088	259,231	369,853	318,502	323,284	283,376
Subordinated debentures	175,127	30,993	175,500	29,150	175,500	90,105
Mandatorily redeemable preferred shares	160,866	146,978	162,250	132,992	162,230	176,292
Liabilities of consolidated funds and ventures:
Bridge financing	−	−	233,042	233,042	498,587	498,587
Mortgage debt	−	−	104,946	86,568	147,717	135,979
Mortgage debt included in Liabilities related to assets held for sale	−	−	56,656	49,999	40,108	31,948
Notes payable	−	−	92,798	95,319	132,817	134,833

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance Sheet Financial Instruments:
Lending Commitments	$1,094	$1,074	$12,231	$11,564	$117,413	$116,813

Loans held for investment − For non-performing loans, given that the Company has the right to foreclose on the underlying real estate which is collateral for the loan, the Company estimates the fair value by using an estimate of sales price, if available, less estimated selling costs.  Estimates of sales prices are derived from a number of sources including current bids, appraisals and/or broker opinions of value.  If the sales price is not readily estimable from such sources, as well as for all performing loans, the Company estimates fair value by discounting the expected cash flows using current market yields for similar loans.

Loans held for sale − The fair value of loans held for sale was estimated by discounting the expected cash flows using current market yields for similar loans.

Investment in preferred stock –The fair value of the preferred stock was valued based on the terms and conditions of the preferred stock as compared to other, similar instruments in the market, as well as determining the fair value of the embedded loss sharing feature that is contained in the Series B and C preferred stock agreements.

Line of credit − The carrying value approximates fair value as these are collateralized variable interest rate loans with indexes and spreads that approximate market.

Senior interests and debt owed to securitization trusts − The carrying value approximates fair value for weekly reset variable rate senior certificates as these are variable interest rate securities with indexes and spreads that approximate market.  The fair value of senior interests in securitization trusts for fixed rate senior securities was estimated by discounting contractual cash flows using current market rates for comparable debt.

Notes payable and other debt – The fair value was estimated based on discounting contractual cash flows using a market rate of interest, taking into account credit risk and collateral values.

Subordinated debentures and mandatorily redeemable preferred shares − The fair value of the subordinate debentures and mandatorily redeemable preferred shares was estimated using current market prices for comparable instruments, taking into account credit risk.

Assets and liabilities of consolidated funds and ventures:

Loans held for sale − The carrying value approximates fair value due to their short-term nature with variable rates and frequent resets.

Bridge financing − The carrying value approximates fair value due to their short-term nature with frequent interest rate resets.

Mortgage debt − The fair value was estimated by discounting contractual cash flows incorporating market yields for comparable debt, taking into account credit risk.

Mortgage debt included in Liabilities related to assets held for sale − The fair value was estimated by discounting contractual cash flows incorporating market yields for comparable debt, taking into account credit risk and collateral values.

Notes Payable − The fair value was estimated by discounting contractual cash flows incorporating market yields for comparable debt, taking into account credit risk and collateral values.

Off-Balance Sheet Financial Instruments:

Lending commitments − The fair value of lending commitments was estimated based on the fair value of the corresponding funded loans, taking into consideration the remaining commitment amount.

NOTE 12—FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted SFAS 157 (now ASC 820-10) for all financial instruments and for non-financial instruments accounted for at fair value on a recurring basis and on January 1, 2009, the Company adopted SFAS 157 for all non-financial instruments accounted for at fair value on a non-recurring basis.  This guidance defines fair value, expands disclosure requirements around fair value and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.  These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices in active markets for identical instruments.

•
Level 2:  Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs or significant value drivers are observable in active markets.

•	Level 3: Valuations derived from valuation techniques in which significant inputs or significant value drivers are unobservable.

The following tables present assets and liabilities that are measured at fair value on a recurring basis at December 31, 2009 and 2008.  As required by GAAP, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		Fair Value Measurement Levels at December 31, 2009
(in thousands)	December 31, 2009	Level 1		Level 2		Level 3
Assets:
Bonds available-for-sale	$1,348,133	$	−	$	−	$1,348,133
Derivative assets	6,291		−		6,291	−

Liabilities:
Derivative liabilities	$18,449	$	−		$17,530	$919

		Fair Value Measurement Levels at December 31, 2008
(in thousands)	December 31, 2008	Level 1		Level 2		Level 3
Assets:
Bonds available-for-sale	$1,426,439	$	−	$	−	$1,426,439
Mortgage servicing rights	97,973		−		−	97,973
Derivative assets	11,310		−		7,511	3,799
Interest only strip	9,544		−		−	9,544

Liabilities:
Derivative liabilities	$43,080	$	−		$33,514	$9,566

The following table presents activity for assets and liabilities measured at fair value on a recurring basis using Level 3 inputs for the year-ended December 31, 2009:

(in thousands)	Bonds Available- for-Sale	Mortgage Servicing Rights		Derivative Assets		Interest Only Strips		Derivative Liabilities
Balance, January 1, 2009	$1,426,439		$97,973		$3,799		$9,544	$(9,566)
Total (losses) gains included in discontinued operations	−		(620)		2,108		383	(2,461)
Total (losses) gains included in earnings	(41,474)		−		−		−	238
Total gains included in other comprehensive income	14,876		−		−		−	−
Impact from purchases, sales, issuances, and settlements	(51,708)		(97,353)		(5,907)		(9,927)	10,870
Balance, December 31, 2009	$1,348,133	$	−	$	−	$	−	$(919)

The following table provides the amount included in earnings from discontinued operations and from continuing operations related to the activity presented in the table above as well as additional realized gains (losses) recognized at settlement.

(in thousands)	Net losses on bonds (1)	Net (losses) gains on derivatives	Discontinued Operations

Change in realized (losses) gains related to assets and liabilities held at January 1, 2009, but settled during 2009	$(2,018)	$80	$(590)
Change in unrealized (losses) gains related to assets and liabilities still held at December 31, 2009	(39,456)	158	−
Additional realized losses recognized at settlement	(3,249)	−	−
Total losses reported in earnings	$(44,723)	$238	$(590)

(1)	Amounts are reflected through “Impairment on bonds” and “Net gains (losses) on sale of bonds” in the consolidated statements of operations.

The following table presents activity for assets and liabilities measured at fair value on a recurring basis using Level 3 inputs for the year-ended December 31, 2008:

(in thousands)	Bonds Available- for-Sale	Mortgage Servicing Rights	Derivative Assets	Interest Only Strips	Derivative Liabilities
Balance, January 1, 2008	$2,113,411	$95,110	$8,866	$10,479	$(20,104)
Total (losses) gains included in discontinued operations	−	(15,327)	5,663	247	(3,910)
Total (losses) gains included in earnings	(126,936)	−	(208)	−	1,284
Total losses included in other comprehensive income	(44,356)	−	−	−	−
Impact from purchases, sales, issuances, and settlements	(515,680)	18,190	(10,522)	(1,182)	13,164
Balance, December 31, 2008	$1,426,439	$97,973	$3,799	$9,544	$(9,566)

The following table provides the amounts included in earnings from discounted operations and from continuing operations related to the activity presented in the table above as well as additional realized gains (losses) recognized at settlement

(in thousands)	Net losses on bonds (1)	Net (losses) gains on derivatives	Discontinued Operations

Change in realized (losses) gains related to assets and liabilities held at January 1, 2008, but settled during 2008	$(20,938)	$998	$(397)
Change in unrealized (losses) gains related to assets and liabilities still held at December 31, 2008	(105,998)	78	(12,930)
Additional realized losses recognized at settlement	(14,509)	(42)	−
Total (losses) gains reported on the income statement	$(141,445)	$1,034	$(13,327)

(1)	Amounts are reflected through “Impairment on bonds” and “Net gains (losses) on sale of bond” in the consolidated statements of operations.

The following methods or assumptions were used to estimate the fair value of these recurring financial and non-financial instruments:

Bonds Available-for-Sale – The fair values of the tax-exempt bonds are measured using an income approach as described by ASC 820-10.  It is one of three acceptable valuation techniques which estimates future cash flows using unobservable inputs.

Derivative Financial Instruments – The fair value of derivatives was based on dealer quotes, where available, or estimated using valuation models incorporating current market assumptions.

Mortgage Servicing Rights – The Company estimates the fair value of its MSRs by calculating the present value of future cash flows associated with servicing the loans.  The measurement uses a number of assumptions (e.g., discount rate and prepayment speeds) that are based on the Company’s own assessment of market participant data.

Interest Only Strips – The fair value was estimated by discounting contractual cash flows adjusted for current prepayment estimates using a market discount rate.  Interest-only securities are reported as “Other assets” in the consolidated balance sheets.

The following tables present assets and liabilities that are measured at fair value on a non-recurring basis at December 31, 2009 and 2008.

		Fair Value Measurement Levels at December 31, 2009					Total Losses Reported Through:
(in thousands)	December 31, 2009	Level 1		Level 2		Level 3	Continuing Operations	Discontinued Operations
Assets:
Loans held for sale	$64,020	$	−	$	−	$64,020	$(17,912)	$	−
Investment in preferred stock	36,857		−		−	37,205	(863)		(9,279)
Real estate owned	5,295		−		−	5,295	(3,355)		−
		Fair Value Measurement Levels at December 31, 2008					Total Losses Reported Through:
(in thousands)	December 31, 2008	Level 1		Level 2		Level 3	Continuing Operations	Discontinued Operations
Assets:
Loans held for sale	$242,306	$	−	$	−	$242,643	$(16,464)	$	−

The following methods or assumptions were used to estimate the fair value of these nonrecurring financial and non-financial instruments:

Loans Held for Sale – The fair value of loans held for sale was estimated by discounting the expected cash flows using current market yields for similar loans.

Investment in Preferred Stock – The fair value of the preferred stock was valued based on the terms and conditions of the preferred stock as compared to other, similar instruments in the market, as well as determining the fair value of the embedded loss sharing feature that is contained in the Series B and C preferred stock agreements.

Real Estate Owned – Real estate owned is valued based upon a discounted cash flow analysis based on projected performance of the property, if it is an operating property.  The projections are based on a review of the actual results and future market expectations.  The discount rates are based on investor expectations.  Undeveloped land is valued based on comparable land sales and, if available, broker opinions of value.

NOTE 13—GUARANTEES AND COLLATERAL

Guarantees

The following table summarizes guarantees, by type, at December 31, 2009, 2008 and 2007:

	December 31, 2009		December 31, 2008		December 31, 2007
(in thousands)	Maximum Exposure	Carrying Amount	Maximum Exposure	Carrying Amount	Maximum Exposure	Carrying Amount
Mortgage banking loss-sharing agreements	$5,057	$1,052	$928,349	$12,518	$778,893	$10,287
Indemnification contracts	−	−	33,960	1,016	33,748	1,117
Other financial/payment guarantees	48,284	3,038	53,988	4,864	54,481	4,376
Total	$53,341	$4,090	$1,016,297	$18,398	$867,122	$15,780

Mortgage Banking Loss-Sharing Agreements

The Company has exposure to losses and/or servicing advances relating to defaulted real estate mortgage loans sold under the Fannie Mae DUS program.  More specifically, if the borrower fails to make a payment of principal, interest, taxes or insurance premiums on a DUS loan the Company originated and sold to Fannie Mae, the Company may be required to make servicing advances.  Also, as a requirement of the DUS program, the Company has agreed to share in the loss of principal after foreclosure on Fannie Mae DUS loans.  For the year-ended December 31, 2009, the Company recognized income of $0.1 million from reversing previously recorded loss obligations, and for the years-ended December 31, 2008 and 2007, the Company recognized losses of $0.8 million and $5.7 million, respectively, all of which was reported through discontinued operations.  The Company’s actual cash payments under its DUS loss sharing agreement were $0.7 million, $0.1 million and $0.4 million for the years-ended December 31, 2009, 2008 and 2007, respectively.

Indemnification Contracts

The Company has entered into indemnification contracts related to certain Lower Tier Property Partnerships with investors in the Company’s LIHTC Funds to compensate them for losses resulting from a recapture of tax credits and the loss of other tax benefits due to foreclosure or difficulties in reaching occupancy milestones.  The Company has not made any cash payments related to these indemnification agreements for the years-ended December 31, 2009, 2008 and 2007.

Other Financial/Payment Guarantees

The Company has entered into arrangements that require it to make payments in the event that a third party fails to perform on its financial obligations.  Generally, the Company provides these guarantees in conjunction with the sale or placement of an asset with a third party.  The terms of such guarantees vary based on the performance of the asset.

The Company’s maximum exposure under its guarantee obligations represents the maximum loss the Company could incur under its guarantee agreements and is not indicative of the likelihood of the expected loss under the guarantees.

Collateral and restricted assets

The following table summarizes the Company’s pledged assets at December 31, 2009, 2008 and 2007:

		December 31, 2009
(in thousands)	Note Ref.	Restricted Cash	Bonds Available- for-Sale	Loans Receivable		Total
Bonds held in securitization trusts and for securitization programs	A	$7,126	$1,167,030	$	−	$1,174,156
Notes payable, warehouse lending and lines of credit	B	11,418	79,598		125,989	217,005
Other	C	3,218	80,461		−	83,679
Total		$21,762	$1,327,089		$125,989	$1,474,840

		December 31, 2008
(in thousands)	Note Ref.	Restricted Cash	Bonds Available- for-Sale	Loans Receivable		Investments in Unconsolidated Ventures		Total
Bonds held in securitization trusts and for securitization programs	A	$21,812	$1,352,412	$	−−	$	−	$1,374,224
Notes payable, warehouse lending and lines of credit	B	−	20,835		345,868		98,889	465,592
Other	C	16,271	31,792		−		−	48,063
Total		$38,083	$1,405,039		$345,868		$98,889	$1,887,879

		December 31, 2007
(in thousands)	Note Ref.	Restricted Cash	Bonds Available- for-Sale	Loans Receivable		Investments in Unconsolidated Ventures		Total
Bonds held in securitization trusts and for securitization programs	A	$28,783	$1,940,894	$	−	$	−	$1,969,677
Notes payable, warehouse lending and lines of credit	B	−	22,855		580,875		358,744	962,474
Other	C	14,494	13,007		−		−	27,501
Total		$43,277	$1,976,756		$580,875		$358,744	$2,959,652

A.	This represents assets held by bond securitization trusts as well as assets pledged as collateral for bond securitizations.

B.	The Company pledges bonds, loans and investments in affordable housing projects as collateral for notes payable, warehouse lending arrangements and line of credit borrowings.

C.
The Company pledges collateral in connection with other liabilities, guarantees, derivative transactions, first loss positions and leases.  The Company may elect to pledge collateral on behalf of the Company’s customers in order to facilitate credit and other collateral requirements.  In addition, cash may be restricted for funding obligations.

NOTE 14—COMMITMENTS AND CONTINGENCIES

Operating Leases

Certain premises are leased under agreements that qualify for treatment as operating leases under the guidance provided within ASC 840 (formerly SFAS 13).  These operating leases expire at various dates through 2016.  Certain leases require the Company to pay for property taxes, maintenance and other costs.

Rental expense for operating leases was $5.6 million (of which $2.0 million was reported through discontinued operations), $6.7 million (of which $3.4 million was reported through discontinued operations), and $5.8 million (of which $3.4 million was reported through discontinued operations) for the years-ended December 31, 2009, 2008 and 2007, respectively.  Rental income received from sublease rentals was $1.4 million (of which $0.1 million was reported through discontinued operations), $0.6 million (of which $0.2 million was reported through discontinued operations), and $0.7 million (of which $0.2 million was reported through discontinued operations) for the years-ended December 31, 2009, 2008 and 2007, respectively.

The following table summarizes the future minimum rental commitments on non-cancelable operating leases at December 31, 2009:

(in thousands)
2010	$4,394
2011	3,861
2012	3,839
2013	3,757
2014	2,626
Thereafter	1,565
Total minimum future rental commitments	$20,042

The Company expects to receive $13.8 million in future rental payments from non-cancelable subleases, which is not netted against the commitments above.

Litigation

At December 31, 2009, the Company and certain of its subsidiaries as well as certain former and current officers, directors and employees are named as defendants in various litigation matters arising in the ordinary course of business.  Certain of these proceedings include claims for substantial or indeterminate compensatory or punitive damages, or for injunctive relief.

In accordance with ASC No. 440, “Commitments” (formerly Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”)), the Company establishes reserves for litigation matters when those matters present loss contingencies that both are probable and can be reasonably estimated.  Once established, reserves may be adjusted when new information is obtained.

It is the opinion of the Company’s management that adequate provisions have been made for losses with respect to litigation matters and other claims that existed at December 31, 2009.  Management believes the ultimate resolution of these matters is not likely to have a material effect on its financial position, results of operations or cash flows.  Assessment of the potential outcomes of these matters involves significant judgment and is subject to change, based on future developments, which could result in significant changes.

Shareholder Matters

In the first half of 2008, the Company was named as a defendant in eleven (subsequently reduced to nine) purported class action lawsuits and six (subsequently reduced to two) derivative suits.  In each of these class action lawsuits, the plaintiff purports to represent a class of investors in the Company’s shares who allegedly were injured by claimed misstatements in press releases issued and SEC filings made between May 3, 2004, and January 28, 2008.  The plaintiffs seek unspecified damages for themselves and the shareholders of the class they purport to represent.  The class action lawsuits have been consolidated into a single legal proceeding pending in the United States District Court for the District of Maryland.  By Court order, a single consolidated amended complaint was filed in the class actions on December 5, 2008 and the cases will proceed as one consolidated case.  Similarly, a single consolidated amended complaint was filed in the derivative cases on December 12, 2008 and these cases will likewise proceed as a single case.  In the derivative suits, the plaintiffs claim, among other things, that the Company was injured because its directors and certain named officers did not fulfill duties regarding the accuracy of its financial disclosures.  A derivative suit is a lawsuit brought by a shareholder of a corporation, not on the shareholder's own behalf, but on behalf of the corporation and against the parties allegedly causing harm to the corporation.  Any proceeds of a successful derivative action are awarded to the corporation, except to the extent they are used to pay fees to the plaintiffs’ counsel and other costs.  The derivative cases and the class action cases have all been consolidated before the same Court.  Due to the inherent uncertainties of litigation, and because these specific actions are still in a preliminary stage, the Company cannot reasonably predict the outcome of these matters at this time.

Navigant Consulting

In October 2008, Navigant Consulting, Inc. (“Navigant”) filed suit against the Company for $7.8 million in consulting fees billed to the Company related to Navigant’s services in connection with the restatement, development of accounting policies and business unit services.  In January 2010, the Company and Navigant agreed to settle the dispute for a mutually agreeable amount that was less than the claim.  The Company included the $7.8 million in “Accounts payables and accrued expenses” at December 31, 2009 and then recorded a gain in first quarter 2010 for the difference between the claim and settlement amounts.

SEC Matters

After the Company announced in September 2006 that it would be restating the financial statements for 2005 and prior years, the Philadelphia regional office of the SEC informed the Company that it was conducting an informal inquiry and requested the voluntary production of documents and information concerning, among other things, the reasons for the  restatement.  The Company provided the requested documents and information and has cooperated fully with the informal inquiry.

In December 2009, the Company received correspondence from the SEC noting the Company’s status as a non-current filer and advising the Company that the SEC could, in the future, bring an administrative proceeding to revoke the Exchange Act registration of the Company’s common shares and/or order, without further notice, the suspension of trading of the Company’s common shares.

NOTE 15—EQUITY

Loss Per Common Share

The following table provides a summary of net loss to common shareholders as well as information pertaining to weighted average shares used in the per share calculations for each year-ended December 31, 2009, 2008 and 2007.

	For the years-ended December 31,
(dollars and shares in thousands)	2009	2008	2007

Net loss from continuing operations	$(88,514)	$(327,733)	$(127,939)
Net (loss) income from discontinued operations	(55,326)	(46,122)	29,747
Net loss to common shareholder	$(143,840)	$(373,855)	$(98,192)

Basic weighted-average shares (1)	40,058	39,553	39,278
Common stock equivalents	−	−	−
Diluted weighted-average shares	40,058	39,553	39,278

(1)	Includes both common shares issued and outstanding, as well as non-employee directors’ and employee deferred shares that have vested, but are not issued and outstanding.

Common share equivalents represent the dilutive effect of non-employee directors’ and employee deferred shares that have vested as well as outstanding in-the-money stock options using the treasury stock method. For the years-ended December 31, 2009, 2008 and 2007, the Company had a net loss and thus, any incremental shares would be anti-dilutive. Had the Company had net income in 2007, ninety-three thousand common stock equivalents would have been included in the 2007 diluted weighted-average shares.  The average number of anti-dilutive options that were excluded from common stock equivalents for the years-ended December 31, 2009, 2008 and 2007 were 446,143; 668,462 and 584,479, respectively.

The Company declared distributions of $0.33 and $2.08 per share for the years-ended December 31, 2008 and 2007, respectively.

Perpetual Preferred Shareholders’ Equity in a Subsidiary Company

At December 31, 2009, TEB had perpetual preferred shares outstanding.  These shares have quarterly distributions which are payable (based on the stated distribution rate) to the extent of net income.  For this purpose, net income is defined as TEB’s taxable income, as determined in accordance with the U.S. Internal Revenue Code, plus any income that is exempt from federal taxation, but excluding gain from the sale of assets.  In addition to quarterly distributions, the holders of both the cumulative perpetual preferred shares and the cumulative mandatorily redeemable preferred shares receive an annual capital gains distribution equal to an aggregate of 10% of any net capital gains the Company recognized during the immediately preceding taxable year, if any.  There were no capital gains distributions made or accumulated for the years-ended December 31, 2009, 2008 and 2007.

TEB’s operating agreement with its preferred shareholders has covenants related to the type of assets the Company can invest in as well as requirements that address leverage restrictions, limitations on issuance of preferred equity interests, limitations on cash distributions to the Company and certain requirements in the event of merger, sale or consolidation.

The following table summarizes the terms of the cumulative perpetual preferred shares outstanding at December 31, 2009.

	Issue Date	Number of Shares	Liquidation Preference Per Share	Distribution Rate	Next Remarketing Date	Optional Redemption Date
Series A-2 Preferred Shares	October 19, 2004	10	$2,000,000	4.90%	September 30, 2014	September 30, 2014
Series A-3 Preferred Shares	November 4, 2005	9	2,000,000	4.95	September 30, 2012	September 30, 2012
Series A-4 Preferred Shares	November 4, 2005	8	2,000,000	5.13	September 30, 2015	September 30, 2015
Series B-2 Preferred Shares	October 19, 2004	7	2,000,000	5.20	September 30, 2014	September 30, 2014
Series B-3 Preferred Shares	November 4, 2005	11	2,000,000	5.30	September 30, 2015	September 30, 2015
Series C Preferred Shares	October 19, 2004	13	1,000,000	9.75	September 30, 2012	September 30, 2012
Series C-1 Preferred Shares	October 19, 2004	13	1,000,000	5.40	September 30, 2014	September 30, 2014
Series C-2 Preferred Shares	October 19, 2004	13	1,000,000	5.80	September 30, 2019	September 30, 2019
Series C-3 Preferred Shares	November 4, 2005	10	1,000,000	5.50	September 30, 2015	September 30, 2015
Series D Preferred Shares	November 4, 2005	17	2,000,000	5.90	September 30, 2015	September 30, 2020

Each series of cumulative perpetual preferred shares is equal in priority of payment to its comparable series mandatorily redeemable preferred shares.  Series A are senior to Series B, which are collectively senior to Series C, which are collectively senior to Series D.

The cumulative perpetual preferred shares are subject to remarketing on the dates specified in the table above.  On the remarketing date, the remarketing agent will seek to remarket the shares at the lowest distribution rate that would result in a resale of the cumulative perpetual preferred shares at a price equal to par plus all accrued but unpaid distributions, subject however, to a cap.  The cumulative perpetual preferred shares are not redeemable prior to the remarketing dates.  If the remarketing agent is unable to successfully remarket these shares, distributions could increase and this increase could be significant and adversely impact our financial condition and results of operations.  The Company may elect to redeem the preferred shares at their liquidation preference plus accrued and unpaid distributions based on the particular series at their respective remarketing dates.

Effective September 30, 2009, the Series Exhibits for Series C Preferred Shares were amended and restated through a remarketing to provide for distributions at a rate of 9.75% (formerly at 4.70%).  The Company is required to conduct the next remarketing for the Series C Preferred Shares on September 30, 2012.

Noncontrolling Interests

A significant component of equity is comprised of outside investor interests in entities that the Company consolidates.  In addition to the preferred shares discussed above, the Company has reported the following noncontrolling interests within equity, in entities that the Company does not wholly own at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Noncontrolling interests in:
Consolidated LIHTC Funds	$544,321	$3,946,934	$3,478,689
Consolidated Lower Tier Property Partnership	9,941	27,112	29,931
Other consolidated entities	13,121	16,315	15,581
Total	$567,383	$3,990,361	$3,524,201

Substantially all of these interests represent limited partner interests in partnerships or the equivalent of limited partner interests in limited liability companies.  In allocating income between the Company and the noncontrolling interest holders of the Company, the Company takes into account the legal agreements governing ownership, and other contractual agreements and interests the Company has with the consolidated entities.  See Note 20, “Consolidated Funds and Ventures” for further information.

NOTE 16—STOCK-BASED COMPENSATION

The Company has stock-based compensation plans (“Plans”) for Non-employee Directors (“Non-employee Directors’ Stock-Based Compensation plan”) and stock-based compensation plans for employees (“Employees’ Stock-Based Compensation plan”).

Total compensation expense recorded for these Plans was as follows for the years-ended December 31, 2009, 2008 and 2007:

	For the years-ended December 31,
(in thousands)	2009	2008	2007
Employees’ Stock-based Compensation plan (1)	$93	$234	$2,045
Non-employee Directors’ Stock-based Compensation plan	381	999	888
Total	$474	$1,233	$2,933

(1)	Included in discontinued operations is $0.1 million, $0.2 million and $1.9 million for the years-ended December 31, 2009, 2008 and 2007, respectively.

Employees’ Stock-Based Compensation Plan

The Employees’ Stock-Based Compensation plan has 3,722,033 shares authorized to be issued, of which 704,145 shares were still available to be issued at December 31, 2009.  The employees’ plan authorizes grants of a broad variety of awards; however, the Company has outstanding only two types of awards, non-qualified common stock options and deferred share awards.  Effective December 31, 2006, the Company accounts for its employee stock options and deferred share awards using the liability method of accounting.

Employee Common Stock Options

The Company measures the fair value of options granted using a lattice model for purposes of recognizing compensation expense.  The Company believes the lattice model provides a better estimate of the fair value of options as it uses a range of possible outcomes over an option term and can be adjusted for exercise patterns.  For options granted during 2007, the lattice model generated a fair value of $2.40 per option.  The Company did not grant any options during 2008 or 2009.  At December 31, 2009, 2008 and 2007, the per share weighted average fair value for options outstanding was zero, four cents and 29 cents, respectively.  The most significant factor impacting the fair value of the Company’s options was the significant decline in the Company’s common stock price from January 1, 2007 to December 31, 2009.

The following table summarizes option activity under the Employees’ Stock-Based Compensation plan:

(dollars and options in thousands, except per option data)	Number of Options	Weighted- average Exercise Price per Option	Weighted- average Remaining Contractual Life (in years)	Aggregate Intrinsic Value		Year-End Liability
Outstanding at January 1, 2007	626.1	$25.34	8.2		$4,293	$2,568
Granted.	125.0	23.94
Exercised (1)	(62.3)	16.88
Outstanding at December 31, 2007	688.8	25.85	8.4		−	111
Forfeited/Expired	(136.9)	24.71
Outstanding at December 31, 2008	551.9	26.14	7.3		−	23
Forfeited/Expired	(194.8)	25.48
Outstanding at December 31, 2009	357.1	26.50	6.3		−	−

Options Exercisable at:
December 31, 2007	292.1	$26.07	7.9	$	−
December 31, 2008	462.7	26.07	7.3		−
December 31, 2009	357.1	26.50	6.3		−

(1)	Options settled in cash.

For the years-ended December 31, 2009, and 2008 the Company recorded compensation expense related to employee stock options of zero and $0.2 million respectively.  In 2007, due to a decline in the Company’s stock price, the Company recognized an overall $(1.1) million credit in employees’ stock option expense which, under the liability method of accounting, was an adjustment to reduce the Company’s December 31, 2006 liability related to this plan.

Employee Deferred Shares

An employee deferred share is a share award that typically has a four year vesting schedule and also provides for the acceleration of vesting at the Company’s discretion, upon a change in control, upon death or disability.  The deferred share award requires that the employee provide continuous service with the Company from the grant date up to and including the date(s) on which the award vests.  Once the deferred shares vest, the Company typically issues common shares to the employee; however, some employees elected to have the Company delay the issuance of the shares until the Company becomes a current SEC filer.  In addition, due to the Company’s decline in stock value and the resultant adverse tax consequences to the employees, the Company allowed employees, within certain limitations, to elect to rescind their vested awards in 2008 and 2009.

For the years-ended December 31, 2009, 2008 and 2007 the outstanding liability for deferred share awards was zero, $0.1 million and $3.3 million respectively.

The following table summarizes deferred share activity under the Employees’ Stock-Based Compensation plan:

(shares in thousands)	Number of Shares
Unvested shares at January 1, 2007	233.3
Granted	187.1
Forfeited	(15.9)
Vested (1)	(185.3)
Unvested shares at December 31, 2007	219.2
Forfeited	(28.9)
Rescinded	(66.0)
Vested (1)	(25.5)
Unvested shares at December 31, 2008	98.8
Forfeited	(3.8)
Rescinded	(28.6)
Vested (1)	(54.9)
Unvested shares at December 31, 2009	11.5

Shares vested and expected to vest:
December 31, 2007	186.5
December 31, 2008	95.0
December 31, 2009	11.5

(1)
Not all employees elected to have shares issued upon the vesting date.  Total shares issued to employees were 70,050; 77,464 and 58,789 for the years-ended December 31, 2009, 2008 and 2007, respectively.

Non-employee Directors’ Stock-Based Compensation Plan

During 2009 the Company approved a new plan for non-employee directors.  This plan increased the number of authorized shares by an additional 1,500,000 shares, resulting in a total of 2,150,000 shares authorized to be granted under the plan.  A total of 1,048,340 shares were available to be issued under the Non-employee Directors’ Stock-based Compensation plan at December 31, 2009.  The Non-employee Directors’ Stock-based Compensation plan provides for grants of non-qualified common stock options, common shares, restricted shares and deferred shares.

Non-employee Director Common Stock Options

The following table summarizes option activity under the Non-employee Directors’ Stock-based Compensation plan:

(dollars and options in thousands, except per option data)	Number of Options	Weighted- average Exercise Price per Option	Weighted- average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2007	125.0	$23.28	5.2		$1,115
Exercised	(2.5)	16.81
Outstanding at December 31, 2007 (1)	122.5	23.41	4.2		−
Expired/Forfeited	(6.0)	21.75
Outstanding at December 31, 2008 (1)	116.5	23.50	3.4		−
Expired/Forfeited	(7.5)	19.38
Outstanding at December 31, 2009 (1)	109.0	23.78	2.6		−

Options Exercisable at:
December 31, 2007	120.2	$23.35	4.2	$	−
December 31, 2008	116.5	23.50	3.4		−
December 31, 2009	109.0	23.78	2.6		−

(1)	Includes options vested and expected to vest.

Non-employee Director Restricted Shares and Deferred Shares

The following table summarizes the restricted and deferred shares earned by the directors for their services for each of the years-ended December 31, 2009, 2008 and 2007.

(dollars in thousands, except per share data)	Restricted Shares Earned	Weighted- average Grant Date Share Price		Deferred Shares Earned	Weighted- average Grant Date Share Price	Directors’ Fees Expense
2007	−	$	−	43,302	$18.87	$888
2008	−		−	439,605	1.37	999
2009	368,110		0.39	83,550	0.34	381

In prior years, the directors primarily chose to earn their fees in deferred shares and elected to defer the issuance of the shares. During 2009 the directors elected to receive all of the deferred shares owed to them from previous years as well as the 2009 deferred shares earned.  When the deferred shares are issued, they are issued as restricted shares.  Therefore, the following table summarizes the restricted shares issued to directors and their respective weighted-average grant date share prices during the years-ended December 31, 2009, 2008 and 2007:

	Restricted Shares Issued	Weighted- average Grant Date Share Price
2007	2,500	$16.81
2008	−	−
2009	807,313	4.88

For the years-ended December 31, 2009, 2008 and 2007, the Company recognized $0.4 million, $1.0 million and $0.9 million in director fees expense of which $0.2 million, $0.3 million and $0.1million was paid in cash respectively.  Directors’ Fees Expense is reflected in “General and administrative” in the consolidated statements of operations.

NOTE 17—INCOME TAXES

The following table summarizes the components of the income tax expense for continuing operations for the years-ended December 31, 2009, 2008 and 2007:

	For the years-ended December 31,
(in thousands)	2009		2008	2007
Federal income tax (benefit) expense:
Current	$	−	$(1,532)	$1,579
Deferred		(51)	1,543	26
State income tax expense:
Current		659	124	1,418
Deferred		−	−	−
Income tax expense		$608	$135	$3,023

Municipal Mortgage & Equity, LLC is a publicly traded partnership (“PTP”) and as such, is taxed as a partnership for federal and state income tax purposes.  As a result of this partnership treatment all of the Company’s pass-through entity income is allocated to the common shareholders of the Company and the shareholders are responsible for the inclusion of any items of income, gain, deduction or loss on their tax returns and any tax liability that results.  Therefore, the Company does not have a liability for federal or state income taxes related to the PTP income.  Net income for financial statement purposes may differ significantly from taxable income of the Company’s shareholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Company’s Operating Agreement.  The aggregate difference in the basis of the Company’s PTP net assets for financial and tax reporting purposes cannot be readily determined and since each investor’s tax basis in the Company’s net assets is different, the Company cannot readily report on this information.

In addition, there are certain statutory limitations imposed by the Internal Revenue Code with respect to the type of income that can be earned directly by the PTP.  As a result, the Company uses corporate subsidiaries to conduct certain activities that may have an adverse affect on our status as a PTP.  These corporate subsidiaries are included in the overall consolidated financial statements of the Company and generally are subject to federal and state income taxes.  Any taxable income (or loss) earned by the corporate subsidiaries is not part of PTP taxable income and does not result in an allocation of current taxable income (or loss) to shareholders.

The following table reflects the effective income tax reconciliation from continuing operations for the years-ended December 31, 2009, 2008 and 2007:

	For the years-ended December 31,
(in thousands)	2009	2008	2007
Loss before income taxes	$(153,265)	$(388,219)	$(158,487)

Income tax benefit at federal statutory rate (35%)	(53,643)	(135,876)	(55,470)
Permanent differences:
Loss (income) from entities not subject to tax	3,651	46,137	(19,750)
State income taxes, net of federal tax effect	(5,780)	(9,804)	(4,508)
Goodwill impairment	−	8,938	309
Other	321	(105)	946
Change in valuation allowance	56,059	90,845	81,496
Income tax expense	$608	$135	$3,023

The following table summarizes the deferred tax assets and deferred tax liabilities, of which the net deferred liability amount is included in “Other liabilities” at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009		December 31, 2008	December 31, 2007
Deferred tax assets:
Syndication fees		$1,176	$10,388	$20,405
Net operating loss, tax credits and other tax carryforwards		164,211	81,467	37,138
Guarantee fees		6,570	12,135	12,261
Asset management fees		7,853	18,580	13,352
Investments in partnerships		14,195	40,537	7,234
Loan loss reserves		10,409	28,187	14,748
Lower of cost or market adjustments		8,691	5,171	2,727
Derivative financial instruments		7,133	4,935	11,379
Other		10,068	16,661	12,577
Total deferred tax assets		230,306	218,061	131,821
Less: valuation allowance		(215,759)	(175,650)	(91,962)
Total deferred tax assets, net		$14,547	$42,411	$39,859
Deferred tax liabilities:
Mortgage servicing rights, net	$	−	$38,846	$37,711
Goodwill and intangible assets		−	15,788	10,260
Investments in preferred stock		14,547	−	−
Other		−	1,866	2,665
Total deferred tax liabilities		$14,547	$56,500	$50,636
Net deferred tax liability	$	−	$(14,089)	$(10,777)

The following table summarizes the change in the valuation allowance for the years-ended December 31, 2009, 2008 and 2007:

	For the years-ended December 31,
(in thousands)	2009	2008	2007
Balance-January 1,	$175,650	$91,962	$39,161
Additions (subtractions) from discontinued operations	(15,950)	(7,157)	(28,695)
Additions from continuing operations	56,059	90,845	81,496
Balance-December 31,	$215,759	$175,650	$91,962

At December 31, 2009, 2008 and 2007, the Company determined that it was more likely than not that the deferred tax assets would not be fully realized (primarily due to continuing net operating losses related to its taxable subsidiaries) and therefore, the Company continued to record a deferred tax asset valuation allowance of $215.5 million, $175.7 million and $92.0 million, respectively.  As required by ASC 740, the Company considered information such as forecasted earnings, future taxable income and tax planning strategies in measuring the required valuation allowance.  The Company will continue to assess whether the deferred tax assets are realizable and will adjust the valuation allowance as needed.

As a result of net operating losses and amended income tax returns (both filed and to be filed) from tax years-ending December 31, 2004, 2005 and 2006, the Company anticipates the receipt of federal and state income tax refunds.  The Company has federal income taxes receivable in the amount of $9.2 million, $9.2 million and $7.7 million at December 31, 2009, 2008 and 2007, respectively, reported through “Other assets.”  In addition, the Company has state income taxes receivable of $5.7 million, $5.9 million and $5.5 million at December 31, 2009, 2008 and 2007, respectively, reported through “Other assets.”   In February, 2010 the Company collected $7.7 million of principal from the Internal Revenue Service related to those amended tax return filings.  In September, 2010, the Company filed an additional net operating loss (“NOL”) carryback claim for the remaining federal income tax receivable of $1.5 million.  As part of the Internal Revenue Service review of our income tax refund claim, resulting from the filing of amended income tax returns for our corporate subsidiaries for the tax years-ended December 31, 2004, 2005 and 2006, the Company was subject to examination by the Internal Revenue Service for those periods.  That examination has concluded and the results did not result in a material change to the consolidated financial statements.  The Company’s tax returns since 2006 have not been subject to an examination.

At December 31, 2009, 2008 and 2007, the Company had NOL carryforwards of $404.8 million, $193.9 million and $85.6 million, respectively, available to reduce future federal income taxes.  The NOL will begin to expire in 2027.  The NOL available differs from the amount utilized in computing the deferred tax asset due to accounting for equity compensation under ASC No. 718, “Accounting for Equity Compensation” (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), which prohibits the recognition of deferred tax assets (NOLs) for stock compensation expense until the amount is realized and for the amortization of tax goodwill under ASC 740.   At December 31, 2009, 2008 and 2007, the Company had $6.4 million, $6.3 million, and $5.1 million of unused investment tax credits and affordable housing tax credit carryforwards for federal income tax purposes, which will begin to expire in 2027.

Significant judgment is required in determining and evaluating income tax positions.  The Company establishes additional provisions for income taxes when there are certain tax positions that could be challenged and that may not be supportable upon review by taxing authorities.  On January 1, 2007, the Company adopted the provisions of ASC 740 related to accounting for uncertain tax positions.  Upon adoption, there was no cumulative effect on retained earnings.

The Company has recorded a liability for unrecognized tax benefits, including potential interest and penalties should the Company’s tax position not be sustained by the applicable reviewing authority.  This liability is reported in “Other liabilities” in the consolidated balance sheets.  A reconciliation of the beginning and ending amount for unrecognized tax benefits is as follows:

	For the years-ended December 31,
(in thousands)	2009	2008	2007
Balance-January 1,	$3,104	$6,624	$905
Gross additions for tax positions of prior years	32	40	1,466
Gross additions for tax positions of the current year	550	−	−
Changes to tax positions that only affect timing	(342)	(3,560)	4,253
Balance-December 31,	$3,344	$3,104	$6,624

Of the uncertain tax position presented above, $3.0 million, $2.4 million and $2.4 million would have an impact on the effective tax rate for the periods ended December 31, 2009, 2008 and 2007, respectively, in the event an unfavorable settlement occurs with the respective tax authorities.  The changes to tax positions that only affect timing are comprised of temporary differences that, if recognized, would increase the amount of the NOL carryforward and would be subject to a full valuation allowance.

Included in the Company’s income tax expense is interest and penalties related to uncertain tax positions of $0.2 million for the year-ended December 31, 2009.  There were no interest and penalties recognized in 2007 and 2008.  The accrued liability for interest and penalties was $0.2 million and $0.1 million for the years-ended December 31, 2009 and 2008, respectively.

At December 31, 2009, the balance of the uncertain tax position includes an exposure of $0.6 million for state tax planning that may decrease as a result of the expiration of the statute of limitations.  In addition, the Company and its subsidiaries are currently undergoing examinations for certain tax jurisdictions including the states of Texas and Florida for tax years ending December 31, 2004, 2005 and 2006.  The Company does not expect significant changes to result from the current jurisdictions under audit.

NOTE 18—RELATED PARTY TRANSACTIONS AND TRANSACTIONS WITH AFFILIATES

Transactions with Gallagher Evelius & Jones LLP

Gallagher Evelius & Jones LLP (“GEJ”) is a law firm that provides legal services to the Company.

Richard O. Berndt is the managing partner of GEJ and owns 6.5% of GEJ’s equity at December 31, 2009.  Mr. Berndt was a director of the Company until January 20, 2010.  Mr. Stephen A. Goldberg, a partner of GEJ, was the Company’s general counsel until October 30, 2009.  As general counsel, Mr. Goldberg was eligible for an annual stock award from the Company but otherwise received no compensation directly from the Company.  The Company pays GEJ for Mr. Goldberg’s services at a discount to his standard hourly rate.

For the years-ended December 31, 2009, 2008 and 2007, GEJ received payments of $3.3 million, $4.4 million and $5.9 million, respectively, in legal fees from the Company for legal work involving the Company.

Transactions with the Shelter Group, LLC (“Shelter Group”)

The Shelter Group is a developer of, and provides property management services to multifamily residential real estate projects.  One of our tax-exempt bond investments is secured by a multifamily project in which the Shelter Group has an ownership interest. The Shelter Group also provides management services for certain properties that serve as collateral for some of the Company’s tax-exempt bond investments.  During the years-ended December 31, 2009, 2008 and 2007, there were two such property management contracts between the Company and Shelter Group for which fees paid by the properties under these contracts approximated $0.5 million for each year.  Mark Joseph (Chairman of MuniMae’s Board of Directors) has direct and indirect ownership interests in the Shelter Group.  The Company’s carrying value of the tax-exempt bond secured by property owned by Shelter Group was $8.9 million, $9.1 million and $10.1 million at December 31, 2009, 2008 and 2007, respectively.

Prior to the sale of the TCE business, the Company acted as a tax credit equity syndicator for investments in affordable housing projects developed by Shelter Group.  The total LIHTC Fund investment, including unfunded equity commitments for projects developed by Shelter Group, was $78.1 million and $87.5 million, at December 31, 2008 and 2007, respectively.  The LIHTC Funds that invested in these projects were sold with the TCE business in 2009.

Transactions with SCA Successor, Inc., SCA Successor II, Inc., and SCA Umbrella Limited Liability Company (“SCA”)

Mr. Joseph has direct and indirect ownership interests in SCA, entities that hold directly or indirectly the general partner interests and limited partner interests in certain real estate property partnerships which own properties that serve as collateral for certain tax-exempt bonds that the Company holds.  The Company’s carrying value of the tax-exempt bonds secured by properties owned by SCA was $87.7 million, $116.4 million and $136.6 million at December 31, 2009, 2008 and 2007, respectively.

NOTE 19—DISCONTINUED OPERATIONS

Business Sales

Beginning in late 2007, there was a major deterioration in the capital markets for tax-exempt bonds, tax credit equity and commercial real estate and other assets that were a major part of the Company’s business.  The deterioration of these markets led the Company to curtail significant aspects of its business and to sell assets and businesses at substantial losses in order to obtain funds the Company needed to meet commitments or to satisfy creditors.  The revenues, expenses and all other statement of operations activity from the businesses that were sold, including the gains and losses on dispositions, have been classified as “Loss from discontinued operations, net of tax” and “Net losses allocable to noncontrolling interests from consolidated funds and ventures – related to discontinued operations” in the consolidated statements of operations. The applicable tax effect of this income, expenses, and gain or loss on sale, if any, is included in discontinued operations as well.  The business disposition activity is outlined below.

Renewable Ventures Business

The Renewable Ventures business was a reportable segment involved in the development, operation and maintenance of renewable energy projects, as well as in providing or arranging debt and equity financing for these projects.  This entity syndicated the tax credit equity associated with these projects through investor funds, similar to our TCE business. The net assets, personnel and related resources to conduct our Renewable Ventures business were sold in March 2009.  The total sales proceeds were $13.8 million, and the Company recognized a net loss, after tax, of $18.3 million. The purchaser did not acquire our general partner interests in two funds, for which the Company guarantees the investor yields and the Company did not sell three projects that the Company owned, two of which were fully impaired in 2007 and the third of which was sold in March 2010.  There are virtually no cash flows related to the retained funds and the two remaining projects.

Agency Lending Business

The Agency Lending business was a reportable segment that consisted of originating, selling and servicing loans related to the affordable and market rate multifamily housing market through the Fannie Mae, Freddie Mac and certain HUD insured multifamily lending programs.  The net assets, personnel and related resources to conduct our Agency Lending business were sold in May 2009 at a net loss, after taxes of $56.8 million.  In addition, the Company’s goodwill related to this business segment of $25.5 million was fully impaired in December 2008. The Company received total consideration of $57.4 million, including $47.0 million in preferred stock from the purchaser; however, the Company provided certain guarantees and indemnifications related to the sale (see Note 4, “Investments in Preferred Stock” and Note 9, “Derivatives Financial Instruments”).

TCE Business

The TCE business was a reportable segment that created investment funds and raised capital from institutional investors for such funds, who in return received tax credits and other tax benefits for investing in affordable housing partnerships.  The net assets, personnel and related resources to conduct our TCE business were sold in July 2009 for $22.3 million (in cash).  The Company’s net gain on sale, after taxes, was $9.1 million which includes gains of $46.8 million attributed to the reversal of losses previously recognized due to the consolidation of LIHTC Funds and TCE related GP Take Backs.  The Company did not sell its general partner interest in 14 funds; these retained funds represent approximately 13% of the total assets of the TCE business at the sale date.  The Company outsourced the asset management of these funds to the purchaser.  The cash flows related to these retained funds, which are nominal asset management fees and expenses, will continue until dissolution of the funds, which is generally after the tax credit compliance period expires and is estimated to range from 2021 to 2027.

Other Sales

The Company exited two other businesses in 2007 and recorded a combined net loss of $0.1 million.  No consideration was received by the Company except for the buyer’s assumption of certain leases and other vendor payable obligations.

Dispositions of Consolidated Lower Tier Property Partnerships

The Company also has discontinued operations related to certain consolidated Lower Tier Property Partnerships where the Company has sold its interest and the Company has no more continuing involvement related to the investment.  In these cases, the operations of the consolidated Lower Tier Property Partnerships (including net gains on sale) are included in “Loss from discontinued operations, net of tax” in the consolidated statements of operations.

The following table reflects the summary statement of operations information related to the Company’s dispositions that were accounted for as discontinued operations.

	For the year-ended December 31, 2009
	Business Sales
(in thousands)	Renewable Ventures	Agency	TCE (2)	Other		Lower Tier Property Partnerships (3)	Total

Operations:
Revenue	$299	$8,601	$27,336	$	−	$9,460	$45,696
Expenses	11,922	5,696	35,412		56	10,202	63,288
Impairment	−	−	29,983		−	3,278	33,261
Other gains	−	1,746	12,227		−	−	13,973
Equity in losses from Lower Tier Property Partnerships	−	−	133,879		−	−	133,879
Income tax expense	−	−	850		−	−	850
(Loss) income from operations	(11,623)	4,651	(160,561)		(56)	(4,020)	(171,609)

Disposal:
Net (loss) gain on discontinued operations	(16,254)	(61,036)	(1,604)		−	9,305	(69,589)
Income tax benefit (1)	−	4,243	10,696		−	−	14,939
Net (loss) gain on sale	(16,254)	(56,793)	9,092		−	9,305	(54,650)
Net (loss) income from discontinued operations	(27,877)	(52,142)	(151,469)		(56)	5,285	(226,259)

Net loss allocable to noncontrolling interests	−	−	165,686		−	5,247	170,933

Net (loss) income to common shareholders from discontinued operations	$(27,877)	$(52,142)	$14,217		$(56)	$10,532	$(55,326)

	For the year-ended December 31, 2008
	Business Sales
(in thousands)	Renewable Ventures	Agency	TCE (2)	Other	Lower Tier Property Partnerships (3)	Total

Operations:
Revenue	$2,868	$13,412	$66,569	$2,668	$29,252	$114,769
Expenses	18,771	13,913	77,878	4,906	30,963	146,431
Impairment	−	26,384	154,270	−	5,984	186,638
Other gains	−	20,761	33,240	−	−	54,001
Equity in losses from Lower Tier Property Partnerships	−	−	322,007	−	−	322,007
Income tax expense	−	−	1,754	−	−	1,754
Loss from operations	(15,903)	(6,124)	(456,100)	(2,238)	(7,695)	(488,060)
Disposal:
Net (loss) gain on discontinued operations	−	−	−	(651)	3,497	2,846
Income tax benefit	−	−	−	−	−	−
Net (loss) gain on sale	−	−	−	(651)	3,497	2,846
Net loss from discontinued operations	(15,903)	(6,124)	(456,100)	(2,889)	(4,198)	(485,214)

Net (income) loss allocable to noncontrolling interests	23,332	−	416,612	−	(852)	439,092

Net income (loss) to common shareholders from discontinued operations	$7,429	$(6,124)	$(39,488)	$(2,889)	$(5,050)	$(46,122)

	For the year-ended December 31, 2007
	Business Sales
(in thousands)	Renewable Ventures	Agency	TCE (2)	Other	Lower Tier Property Partnerships (3)	Total

Operations:
Revenue	$1,223	$31,959	$86,140	$5,194	$39,077	$163,593
Expenses	16,747	18,587	83,921	2,822	38,406	160,483
Impairment	−	5,744	103,419	10,513	8,586	128,262
Other gains	−	8,680	16,510	−	−	25,190
Equity in losses from Lower Tier Property Partnerships	−	−	321,228	−	−	321,228
Income tax expense (benefit)	−	−	1,751	(911)	−	840
(Loss) income from operations	(15,524)	16,308	(407,669)	(7,230)	(7,915)	(422,030)
Disposal:
Net gain on discontinued operations	−	−	−	−	9,969	9,969
Income tax benefit	−	−	−	−	−	−
Net gain on sale	−	−	−	−	9,969	9,969
Net (loss) income from discontinued operations	(15,524)	16,308	(407,669)	(7,230)	2,054	(412,061)

Net loss allocable to noncontrolling interests	27,289	−	414,043	−	476	441,808
Net income (loss) to common shareholders from discontinued operations	$11,765	$16,308	$6,374	$(7,230)	$2,530	$29,747

(1)
The Company had a net deferred tax liability related to its Agency Lending business and its TCE business; therefore, upon sale of the businesses, the write-off of the deferred tax liability resulted in a federal tax benefit.

(2)	Includes certain consolidated Lower Tier Property Partnerships that were sold as part of the TCE business sale.

(3)
These dispositions include the dispositions of the Company’s owned real estate and consolidated Lower Tier Property Partnerships that were sold in the normal course of business and exclude those that were sold as part of the TCE business sale.

The following table provides the assets and liabilities at the time of sale related to the Company’s disposition of businesses and consolidated Lower Tier Property Partnerships.

	Business Sales / (Sale Date)
(in thousands)	Renewable Ventures (March 2009)		Agency (May 2009)		TCE (1) (July 2009)

Assets:
Cash and restricted cash	$	−		$12,597	$	−
Investments in unconsolidated ventures		−		−		5
Mortgage servicing rights		−		98,968		−
Goodwill and other intangibles		−		10,700		69,985
Other assets		−		10,010		−
Assets of consolidated funds and ventures:
Investments in Lower Tier Property Partnerships		−		−		3,801,921
Other assets		32,138		−		248,040
Total assets		$32,138		$132,275		$4,119,951
Liabilities:
Guarantee obligation	$	−		$11,525	$	−
Other liabilities		40		6,563		20,207
Liabilities of consolidated funds and ventures:
Debt		−		−		274,297
Other liabilities		−		−		406,502
Total liabilities		$40		$18,088		$701,006

Equity:
Noncontrolling interests in consolidated funds and ventures	$	−	$	−		$3,396,287

	Lower Tier Property Partnerships (2)
(in thousands)	2009	2008		2007

Assets:
Other assets	$11,309		$27,856	$36,967
Assets of consolidated funds and ventures:
Other assets	103,445		82,269	12,995
Total assets	$114,754		$110,125	$49,962
Liabilities:
Liabilities of consolidated funds and ventures:
Debt	$15,524	$	−	$3,820
Other liabilities	73,441		33,310	21,733
Total liabilities	$88,965		$33,310	$25,553

Equity:
Noncontrolling interests (accumulated deficit) in consolidated funds and ventures	$(1,495)		$1,388	$108

(1)	Includes certain consolidated Lower Tier Property Partnerships that were sold as part of the TCE business sale.

(2)	These dispositions are all of the consolidated Lower Tier Property Partnerships that were sold in the normal course of business and exclude those that were sold as part of the TCE business sale.

NOTE 20—CONSOLIDATED FUNDS AND VENTURES

Due to the Company’s minimal ownership interest in certain consolidated entities, the assets, liabilities, revenues, expenses, equity in losses from those entities’ unconsolidated Lower Tier Property Partnerships and the losses allocated to the noncontrolling interests of the consolidated entities have been separately identified in the consolidated balance sheets and statements of operations. Third-party ownership in these consolidated funds and ventures is recorded in equity as “Noncontrolling interests in consolidated funds and ventures.”

The total assets, by type of consolidated fund or venture, at December 31, 2009, 2008 and 2007, are summarized as follows:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
LIHTC Funds	$571,979	$4,809,604	$5,103,905
Consolidated Lower Tier Property Partnerships	37,893	246,463	312,463
Other	18,633	47,481	33,697
Total assets of consolidated funds and ventures	$628,505	$5,103,548	$5,450,065

The following provides a detailed description of the nature of these entities.

LIHTC Funds

In general, the LIHTC Funds invest in limited partnerships that develop or rehabilitate and operate multifamily affordable housing rental properties. These properties generate tax operating losses and federal and state tax credits for their investors, enabling them to realize a return on their investment through reductions in income tax expense. The LIHTC Funds’ primary assets are their investments in Lower Tier Property Partnerships, which are the owners of the affordable housing properties. The LIHTC Funds account for these investments using the equity method of accounting.  The Company sold its general partner interest in substantially all of the LIHTC Funds through the sale of its TCE business in July 2009.  However, the Company retained its general partner interest in 11 LIHTC Funds which it continues to consolidate.  The Company also continues to consolidate two funds where the general partner interest was sold, but the Company continues to be the primary beneficiary.  The Company’s general partner ownership interests of the funds remaining at December 31, 2009 ranges from 0.01% to 0.04%.

Consolidated Lower Tier Property Partnerships

Due to financial or operating issues at a Lower Tier Property Partnership, the Company will assert its rights to assign the general partner’s interest in the Lower Tier Property Partnership to affiliates of the Company.  Generally, the Company will take these actions to either preserve the tax status of the Company’s bond investments and/or to protect the LIHTC Fund’s interests in the tax credits.  As a result of its ownership interest, controlling financial interest or its designation as the primary beneficiary, the Company consolidates these Lower Tier Property Partnerships.  A number of these consolidated Lower Tier Property Partnerships were transferred to the buyer of the TCE business in July 2009.  At December 31, 2009, there are two consolidated Lower Tier Property Partnerships due to GP Take Back transactions.

Other

The Company also has consolidated entities where it has been deemed to be the primary beneficiary or the Company has a controlling interest.  These entities include non-profit organizations that provide charitable services and programs for the affordable housing market, real estate mortgage funds that the Company manages and Company sponsored solar funds where the Company is the managing member.

The following section provides more information related to the assets of the consolidated funds and ventures at December 31, 2009, 2008 and 2007.

Asset Summary:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Investments in unconsolidated Lower Tier Property Partnerships	$499,714	$4,501,665	$4,800,496
Other assets of consolidated funds and ventures:
Cash, cash equivalents and restricted cash	55,297	304,783	280,351
Real estate, net	37,044	156,191	256,136
Assets held for sale, primarily real estate	−	68,365	44,493
Other assets	36,450	72,544	68,589
Total assets of consolidated funds and ventures	$628,505	$5,103,548	$5,450,065

Substantially all of the assets of the consolidated funds and ventures are restricted for use by the specific owner entity and are not available for the Company’s general use.

Investments in unconsolidated Lower Tier Property Partnerships

The Lower Tier Property Partnerships of the LIHTC Funds are considered VIEs; although, in most cases it is the third party general partner who is the primary beneficiary. Therefore, substantially all of the LIHTC Funds’ investments in Lower Tier Property Partnerships are accounted for under the equity method.  The following table provides the investment balances in unconsolidated Lower Tier Property Partnerships held by the LIHTC Funds and the underlying assets and liabilities of the Lower Tier Property Partnerships at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
LIHTC Funds:
Funds’ investment in Lower Tier Property Partnerships	$499,714	$4,501,665	$4,800,496
Total assets of Lower Tier Property Partnerships (1)	$1,572,689	$14,972,972	$14,380,158
Total liabilities of Lower Tier Property Partnerships (1)	1,118,338	10,750,391	10,470,029
(1)	The assets of the Lower Tier Property Partnerships primarily represent real estate and the liabilities are predominantly mortgage debt.

The Company’s maximum exposure to loss from these unconsolidated Lower Tier Property Partnerships is generally limited to the Company’s equity investment (shown above), loans or advances and bond investments in these partnerships. The Company’s total loan investment, including commitments to lend to these partnerships at December 31, 2009, 2008 and 2007, was $1.0 million, $135.1 million and $193.6 million, respectively.  The Company’s total bond investment, including commitments to advance to these partnerships at December 31, 2009, 2008 and 2007, was $446.9 million, $780.3 million and $901.8 million, respectively.

Real estate, net

Real estate, net is comprised of the following at December 31, 2009, 2008 and 2007:

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Building, furniture and fixtures	$41,697	$176,804	$271,443
Accumulated depreciation	(7,011)	(43,121)	(47,372)
Land	2,358	22,508	32,065
Total	$37,044	$156,191	$256,136

Depreciation expense was $4.8 million, $12.5 million and $15.1 million, of which $2.9 million, $10.6 million and $13.5 million is reported through discontinued operations for the years-ended December 31, 2009, 2008 and 2007, respectively. Buildings are depreciated between 28 to 40 years. Furniture and fixtures are depreciated between five to 20 years.  The Company recognized impairment losses $0.4 million, $6.6 million and $23.9 million for the years-ended December 31, 2009, 2008 and 2007, respectively, all of which were reported through discontinued operations. The Company recognized losses of $31.6 million for the year-ended December 31, 2009, all of which were reported through discontinued operations, on real estate assets reclassified to held for sale for accounting purposes in 2009 just prior to the sale of such assets as part of the TCE business sale.  See Note 19, “Discontinued Operations” for further information.

The following section provides more information related to the liabilities of the consolidated funds and ventures.

Liability Summary

(in thousands)	December 31, 2009		December 31, 2008	December 31, 2007
Liabilities of consolidated funds and ventures:
Debt	$	−	$430,786	$779,121
Unfunded equity commitments to unconsolidated Lower Tier Property Partnerships		43,871	536,811	945,107
Liabilities related to assets held for sale, primarily mortgage debt		−	58,334	42,024
Other liabilities		8,576	65,626	65,564
Total liabilities of consolidated funds and ventures		$52,447	$1,091,557	$1,831,816

Debt

The creditors of the Company’s consolidated funds and ventures do not have recourse to the assets or general credit of the Company. At December 31, 2008 and 2007, the debt owed by the LIHTC Funds and consolidated Lower Tier Property Partnerships had the following terms:

	December 31, 2008
(in thousands)	Carrying Amount	Face Amount	Weighted-average Interest Rates (1)	Maturity Dates
LIHTC Funds:
Bridge financing	$233,042	$233,042	LIBOR + 0.5%	Various dates through October 2010
Notes payable	92,798	88,487	5.9%	Various dates through January 2017
Total LIHTC Funds	325,840	321,529
Consolidated Lower Tier Property Partnerships:
Mortgage debt (2)	161,602	179,551	6.2%	Various dates through December 2060
Total debt	$487,442	$501,080
(1)
Certain institutions provide LIHTC Funds with interest credits based on cash balances held. These credits are used to offset amounts charged for interest expense on outstanding line of credit balances.  These rates exclude the impact of these rate reduction programs.

(2)	The carrying amount includes $56.7 million of mortgage debt reported in “Liabilities related to assets held for sale.”

	December 31, 2007
(in thousands)	Carrying Amount	Face Amount	Weighted-average Interest Rates (1)	Maturity Dates
LIHTC Funds:
Bridge financing	$498,587	$498,587	LIBOR + 0.5%	Various dates through October 2010
Notes payable	132,817	123,607	6.1%	Various dates through January 2017
Total LIHTC Funds	631,404	622,194
Consolidated Lower Tier Property Partnerships:
Mortgage debt (2)	187,825	202,816	6.8%	Various dates through December 2060
Total debt	$819,229	$825,010
(1)
Certain institutions provide LIHTC Funds with interest credits based on cash balances held. These credits are used to offset amounts charged for interest expense on outstanding line of credit balances.  These rates exclude the impact of these rate reduction programs.

(2)	The carrying amount includes $40.1 million of mortgage debt reported in “Liabilities related to assets held for sale.”

LIHTC Funds

At December 31, 2008 and 2007, three and seven LIHTC Funds, respectively, had bridge financing arrangements. Bridge financing is a revolving line of credit collateralized by investor subscriptions.  Notes payable are term loan agreements collateralized by investor subscriptions.  During 2009, the Funds with bridge financing and notes payable at the end of December 31, 2008 and 2007 were sold as part of the TCE business sale.  Subscriptions receivable were $804.9 million and $1.7 billion at December 31, 2008 and 2007, respectively, of which $102.8 million and $146.3 million were pledged under note payable agreements and bridge financing arrangements, respectively.  Included in the carrying amount of notes payable are unamortized discounts of $15.0 million and $22.7 million and unamortized fair value premiums of $5.0 million and $9.2 million at December 31, 2008 and 2007, respectively.   Interest expense related to the unamortized discounts was $1.8 million, $5.6 million and $7.9 million for the years-ended December 31, 2009, 2008 and 2007, respectively.  Included as a reduction to interest expense (reported through discontinued operations) related to the LIHTC Funds is premium amortization of $1.5 million, $4.2 million and $4.5 million for the years-ended December 31, 2009, 2008 and 2007, respectively.  This represents the amortization of net premiums recorded upon initial consolidation of the LIHTC Funds in order to record the debt at fair value.

Consolidated Lower Tier Property Partnerships

At December 31, 2008 and 2007, the majority of the consolidated Lower Tier Property Partnerships maintained debt balances which are predominantly secured by the properties held by the Lower Tier Property Partnerships. The primary lenders are banks and housing authorities.  During 2009, these Lower Tier Property Partnerships Funds were either sold as part of the TCE business sale or were otherwise disposed of during 2009.

Included in the carrying amount of the mortgage debt are unamortized discounts of $18.3 million and $16.2 million and unamortized fair value premiums of $0.3 million and $1.3 million at December 31, 2008 and 2007, respectively.  Interest expense related to the unamortized discounts was $0.6 million, $1.0 million and $2.3 million for the years-ended December 31, 2009, 2008 and 2007, respectively.  Included as a reduction to interest expense (reported through discontinued operations) related to the consolidated Lower Tier Property Partnerships is amortization related to the fair value premium of $0.1 million for the years-ended December 31, 2008 and 2007.  This represents the amortization of net discounts recorded upon initial consolidation of the Lower Tier Property Partnership in order to record the consolidated debt at fair value.

Income Statement Summary

(in thousands)	December 31, 2009	December 31, 2008	December 31, 2007
Revenue:
Rental and other income from real estate	$2,867	$2,833	$1,615
Interest and other income	2,675	3,329	21,198
Total revenue	5,542	6,162	22,813

Expenses:
Depreciation and amortization	4,869	4,946	4,308
Interest expense	470	515	1,895
Impairments	4,687	5,279	8,456
Other operating expenses	4,481	4,249	3,018
Total expenses	14,507	14,989	17,677

Equity in losses from Lower Tier Property Partnerships	(62,840)	(61,843)	(44,636)
Net losses allocable to noncontrolling interests from consolidated funds and ventures (from continuing operations)	74,731	69,829	42,995
Net income (loss) allocable to the common shareholders	$2,926	$(841)	$3,495

Income Allocations between the Noncontrolling Interest Holders and the Company

The Company’s general partner interest in these consolidated funds and ventures is generally a nominal ownership interest and therefore, normally the Company would only record a nominal amount of income or loss associated with this interest; however, in cases where the losses applicable to the noncontrolling interest holder’s interest in the entity exceed the noncontrolling interest holder’s equity capital in the entity, the Company will record all of the losses of the consolidated entity.  The Company recorded losses of $23.5 million and $14.2 million for the years-ended December 31, 2007 and 2008 attributable to noncontrolling interest holders whose capital accounts have been reduced to zero.  In 2009, as a result of ASC 810, the Company no longer records losses related to noncontrolling interest holders when their capital account reaches zero, but rather attributes the noncontrolling interest losses to the noncontrolling interest’s equity even if that attribution results in a deficit in the noncontrolling interest holder’s equity account.

In addition to the Company’s ownership interest, the Company’s other contractual arrangements need to be considered when allocating income or losses, since in many cases, the Company’s income related to its contractual relationships are eliminated in consolidation.  Asset management fees, development fees, interest income on loans and bonds and guarantee fee income represent some of the more common elements eliminated by the Company upon consolidation and thus these amounts become an allocation of  income between the noncontrolling interest holder and the Company.